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                                                                     EXHIBIT 4.3

                    CERTIFICATE OF DESIGNATION OF THE POWERS,
                          PREFERENCES AND RIGHTS OF THE
             14% SENIOR REDEEMABLE PAYMENT-IN-KIND PREFERRED STOCK,
            AND QUALIFICATIONS, LIMITATIONS AND RESTRICTIONS THEREOF

                         Pursuant to Section 302A.401 of
                     the Minnesota Business Corporation Act


         Jostens, Inc. (the "Issuer"), a corporation organized and existing under the Minnesota Business Corporation Act, as amended (the "MBCA"), does hereby certify that, pursuant to authority conferred upon the Board of Directors of the Issuer by its Amended and Restated Articles of Incorporation (hereinafter referred to as the "Articles of Incorporation"), and pursuant to the provisions of the MBCA the Board of Directors, on May 10, 2000 duly approved and adopted the following resolution (the "Resolution"):

         RESOLVED, that, pursuant to the authority vested in the Board of Directors by the Articles of Incorporation, the Board of Directors does hereby create, authorize and provide for the issuance of a series of 14% Senior Redeemable Payment-In-Kind Preferred Stock, par value $0.01 per share, with a stated value of $1,000.00 per share, consisting of 307,500 shares, in each case having the designations, preferences, relative, participating, optional and other special rights and the qualifications, limitations and restrictions thereof that are set forth in the Articles of Incorporation and in this Resolution as follows:

         This Certificate of Designation shall be deemed effective on May 10, 2000.

                      I. Senior Redeemable Preferred Stock
                      ------------------------------------

         (a) Designation. There is hereby created out of the authorized and unissued shares of Preferred Stock of the Issuer a series of Preferred Stock designated as the "14% Senior Redeemable Payment-In-Kind Preferred Stock." The number of shares constituting such series shall be 307,500 and are referred to herein as the "Redeemable Preferred Stock." 60,000 shares of Redeemable Preferred Stock shall be initially issued with an additional 247,500 shares reserved for issuance in accordance with paragraph (c)(i) and (c)(vi) of this
Article I. The liquidation preference of the Redeemable Preferred Stock shall be $1,000.00 per share.

         (b) Liquidation Preference. Except as permitted by this Certificate of Designation, the Redeemable Preferred Stock shall, with respect to dividends and distributions upon liquidation, winding-up and dissolution of the Issuer, rank senior to all classes of Common Stock of the Issuer and to each other class of Capital Stock of the Issuer or series of Preferred Stock of the Issuer hereafter created (any such Stock other than Senior Stock and Parity Stock, collectively, referred to as "Junior Stock"). The Issuer may not issue any class or series of Capital Stock that ranks (x) on a parity with the Redeemable Preferred Stock as to dividends and distributions upon liquidation, winding-up and dissolution (collectively, referred to as "Parity Stock") other than in accordance with paragraph (f)(ii)(A) of Article I hereof or (y) senior to the Redeemable Preferred Stock as to dividends and distributions upon liquidation, winding-up and
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dissolution of the Issuer (collectively referred to as "Senior Stock") other than in accordance with paragraph (f)(ii)(B) of Article I.

         (c) Dividends. (i) The Holders of the outstanding shares of Redeemable Preferred Stock shall be entitled to receive, when, as and if declared by the Board of Directors, out of funds legally available therefor, dividends (the "Regular Dividends") for each Dividend Period on each outstanding share of Redeemable Preferred Stock, at a rate per annum equal to 14% of the liquidation preference per share of the Redeemable Preferred Stock, payable quarterly; provided that so long as an Redeemable Preferred Triggering Event shall have occurred and be continuing, additional dividends ("Additional Dividends") will accumulate on the Redeemable Preferred Stock at a rate per annum of 1% of the liquidation preference per share of the Redeemable Preferred Stock, payable quarterly. All Regular Dividends, Additional Dividends and Special Dividends shall be cumulative, whether or not earned or declared, on a daily basis from the Issue Date of the respective shares of the Redeemable Preferred Stock and all Regular Dividends (and, if payable, all Additional Dividends and Special Dividends) shall be payable quarterly in arrears on each Regular Dividend Payment Date, commencing on the first Regular Dividend Payment Date after the Issue Date. Regular Dividends (and Additional Dividends and Special Dividends, if any) may be paid, at the Issuer's option, either in cash or by the issuance of additional shares of Redeemable Preferred Stock (including fractional shares) having an aggregate liquidation preference equal to the amount of such Regular Dividends (and Additional Dividends and Special Dividends, if any) (but not less than $1.00). Each Regular Dividend or Additional Dividend, to the extent paid in cash, shall be payable out of funds legally available therefor, to the Holders of record as they appear on the stock books of the Issuer on the Regular Dividend Record Date immediately preceding the related Regular Dividend Payment Date.

                  (ii) All Regular Dividends, Additional Dividends and Special Dividends paid in cash with respect to shares of the Redeemable Preferred Stock pursuant to paragraphs (c)(i) and (vi) of this Article I shall be paid pro rata to the Holders thereof entitled thereto and holders of Parity Stock, if any, entitled thereto.

                  (iii) Regular Dividends and Additional Dividends in connection with any optional redemption pursuant to paragraph (e) of this Article I may be declared and paid at any time, without reference to any Regular Dividend Payment Date, to Holders of record on such date, not more forty five (45) days prior to the payment thereof, as may be fixed by the Board of Directors of the Issuer.

                  (iv) So long as any share of the Redeemable Preferred Stock is outstanding, the Issuer shall not declare, pay or set apart for payment any dividend on any Junior Stock or Parity Stock or make any payment on account of, or set apart for payment money for a sinking or other similar fund for, the purchase, redemption or other retirement of, any Junior Stock or Parity Stock or any warrants, rights, calls or options exercisable for or convertible into any Junior Stock or Parity Stock whether in cash, obligations or shares of the Issuer or other property, and shall not permit any corporation or other entity directly or indirectly controlled by the Issuer to purchase or redeem any Junior Stock or Parity Stock or any such warrants, rights, calls or options unless full cumulative dividends determined in accordance herewith on the Redeemable Preferred Stock have been paid (or are deemed paid) in full in cash or in additional shares.

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                  (v) Regular Dividends payable on the Redeemable Preferred
         Stock for any period less than a year shall be computed on the basis of a 360-day year of twelve 30-day months and the actual number of days elapsed in the period for which payable. The amount of Additional Dividends will be determined consistent with the preceding sentence and by multiplying the applicable Additional Dividends by a fraction, the numerator of which is the number of days (not to exceed 90) such rate was applicable during any Dividend Period and the denominator of which is 360.

                  (vi) Additional dividends shall become due and payable with respect to the Redeemable Preferred Stock as set forth in the Registration Rights Agreement (the "Special Dividends").

                  (vii) To the extent payable in cash, all Regular Dividends, Additional Dividends, if any, and Special Dividends, if any, on the Redeemable Preferred Stock may be made by check mailed to the Holders of the Redeemable Preferred Stock at their respective addresses set forth in the stock books of the Company; provided that all payments of Regular Dividends, Additional Dividends, if any and Special Dividends if any, with respect to any Redeemable Preferred Stock the Holders of which have given wire transfer instructions to the Issuer will be required to be made by wire transfer of immediately available funds to the accounts specified by the Holders thereof. The Issuer will be deemed to have made the aforementioned payments upon mailing of such check or initiating such wire transfer.

                  (viii) In the event that dividends with respect to the Redeemable Preferred Stock are paid in additional shares of Redeemable Preferred Stock, and U.S. federal withholding tax or backup withholding is due with respect to such dividends, the Issuer or the withholding agent, as the case may be, may retain all or a portion of these additional shares of Redeemable Preferred Stock (A) in the case of withholding tax obligations, until such time as (x) the Holder of such shares has provided to the Issuer or withholding agent cash in an amount equal to the withholding tax due or (y) the Holder authorizes the Issuer or withholding agent to reduce such additional shares of Redeemable Preferred Stock to cash sufficient to satisfy the requisite withholding tax on such additional Redeemable Preferred Stock, or (B) in the case of backup withholding obligations, until such time as the Holder of such shares has provided the information or certification required for the Issuer or withholding agent to meet its backup withholding obligations.

         (d) Liquidation Preference. (i) In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Issuer, the Holders of shares of Redeemable Preferred Stock then outstanding shall be entitled to be paid out of the assets of the Issuer available for distribution to its shareholders an amount in cash equal to the liquidation preference for each share outstanding, plus, without duplication, an amount in cash equal to accumulated and unpaid Regular Dividends, Additional Dividends and Special Dividends, if any, thereon to the date fixed for liquidation, dissolution or winding up (including an amount equal to a prorated Regular Dividend (together with any applicable Additional Dividends and Special Dividends) for the period from the last Regular Dividend Payment Date to the date fixed for liquidation, dissolution or winding up) before any distribution is made on Junior Stock, including, without limitation, Common Stock of the Issuer. Except as provided in the preceding sentence, Holders of Redeemable Preferred Stock shall not be entitled to any distribution in the

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event of any liquidation, dissolution or winding up of the affairs of the
Issuer. If the assets of the Issuer are not sufficient to pay in full the liquidation payments payable to the Holders of outstanding shares of the Redeemable Preferred Stock and all Parity Stock, then the holders of all such shares of Redeemable Preferred Stock and Parity Stock shall share equally and ratably in such distribution of assets in proportion to the full liquidation preference to which each is entitled until such preferences are paid in full, and then in proportion to their respective amounts of accumulated but unpaid dividends.

                  (ii) For the purposes of this paragraph (d) of this Article I, neither the sale, conveyance, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all of the property or assets of the Issuer nor the consolidation or merger of the Issuer with or into one or more entities or a statutory share exchange of any Capital Stock of the Issuer shall be deemed to be a liquidation, dissolution or winding up of the affairs of the Issuer.

         (e) Redemption. (i) Except as described in the following paragraphs, the Redeemable Preferred Stock will not be redeemable at the Issuer's option prior to 2005, provided, however, that 35% of the Redeemable Preferred Stock will be redeemable at the Issuer's option, at any time or in part from time to time, on or prior to May 1, 2005, at a redemption price equal to 114% of the liquidation preference thereof, plus an amount in cash equal to all accumulated and unpaid Regular Dividends (together with any applicable Additional Dividends and Special Dividends) thereon, if any, to the redemption date (including an amount in cash equal to a prorated Regular Dividend (together with any applicable Additional Dividends and Special Dividends) for the period from the Regular Dividend Payment Date immediately prior to the redemption date to the redemption date), with the net cash proceeds received by the Issuer of an underwritten, registered public offering of Common Stock of the Issuer, provided that such redemption shall occur within 60 days of the closing of such underwritten, registered public offering.

                  (ii) On or after May 1, 2005, the Redeemable Preferred Stock will be redeemable, at the Issuer's option, in whole at any time or in part from time to time, at the following redemption prices (expressed as a percentage of liquidation preference) if redeemed during the twelve-month period commencing on May 1 of the applicable year set forth below plus, without duplication, an amount in cash equal to all accumulated and unpaid dividends (including, but not limited to, an amount in cash equal to a prorated Regular Dividend (together with any applicable Additional Dividends and Special Dividends) for the period from the immediately preceding Regular Dividend Payment Date to the redemption date):

                          Year                                 Percentage
                          ----                                 ----------

                          2005                                 107.000 %

                          2006                                 104.667 %

                          2007                                 102.333 %

                          2008 and thereafter                  100.000 %

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                  (iii) At any time and from time to time on or prior to the first date on which the Redeemable Preferred Stock may be redeemed as described in paragraph (e)(ii) above (the "First Call Date"), the Redeemable Preferred Stock may be redeemed as a whole but not in part at the option of the Issuer upon the occurrence of a Change of Control, at a redemption price equal to 100% of the liquidation preference thereof, plus an amount in cash equal to all accumulated and unpaid dividends thereon through the redemption date (including, but not limited to, an amount in cash equal to a prorated Regular Dividend (together with any applicable Additional Dividends and Special Dividends) for the period from the immediately preceding Regular Dividend Payment Date to the redemption date) plus the Applicable Premium. Any redemption pursuant to this paragraph (e)(iii) shall occur no more than 120 days after the occurrence of the Change of Control.

                  (iv) On May 1, 2011, the Issuer will be required to redeem (subject to the legal availability of funds therefor) all outstanding shares of Redeemable Preferred Stock at a redemption price equal to 100% of the liquidation preference thereof, plus an amount in cash equal to all accumulated and unpaid dividends thereon (including, but not limited to, an amount in cash equal to a prorated Regular Dividend (together with any applicable Additional Dividends and Special Dividends) for the period from the immediately preceding Regular Dividend Payment Date to the redemption date). The Issuer will not be required to make sinking fund payments with respect to the Redeemable Preferred Stock.

                  (v) (A) At least thirty (30) days and not more than sixty (60) days prior to the date fixed for any redemption of the Redeemable Preferred Stock, written notice (the "Redeemable Redemption Notice") shall be given by first class mail, postage prepaid, to each Holder of record on the record date fixed for such redemption of the Redeemable Preferred Stock at such Holder's address as it appears on the stock books of the Issuer, provided that no failure to give such notice nor any deficiency therein shall affect the validity of the procedure for the redemption of any shares of Redeemable Preferred Stock to be redeemed except as to the Holder or Holders to whom the Issuer has failed to give said notice or except as to the Holder or Holders whose notice was defective. The Redeemable Redemption Notice shall state:

                           (1) whether the redemption is pursuant to paragraph
                  (e)(i), (e)(ii), (e)(iii) or (e)(iv) of this Article I;

                           (2) the redemption price;

                           (3) whether all or less than all the outstanding
                  shares of the Redeemable Preferred Stock are to be redeemed and the total number of shares of the Redeemable Preferred Stock being redeemed;

                           (4) the date fixed for redemption (the "Redeemable
                  Redemption Date");

                           (5) that the Holder is to surrender to the Issuer, at
                  the place or places where certificates for shares of Redeemable Preferred Stock are to be surrendered for redemption, in the manner and at the price designated, the certificate or

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                  certificates representing the shares of Redeemable Preferred
                  Stock to be redeemed; and

                           (6) that dividends on the shares of the Redeemable
                  Preferred Stock to be redeemed shall cease to accrue on such Redeemable Redemption Date unless the Issuer defaults in the payment of the redemption price.

                  (B) Each Holder of Redeemable Preferred Stock shall surrender the certificate or certificates representing such shares of Redeemable Preferred Stock to the Issuer (duly endorsed or assigned for transfer) in the manner and at the place designated in the Redeemable Redemption Notice, and on the Redeemable Redemption Date. The full redemption price for such shares shall be payable in cash to the Person whose name appears on such certificate or certificates as the owner thereof, and each surrendered certificate shall be canceled and retired. In the event that less than all of the shares represented by any such certificate are redeemed, a new certificate shall be issued representing the unredeemed shares.

                  (C) Unless the Issuer fails to make payment in full of the applicable redemption price upon the surrender of the related certificates, dividends on the Redeemable Preferred Stock called for redemption shall cease to accumulate on the Redeemable Redemption Date. The Holders of such redeemed shares shall cease to have any further rights with respect thereto from and after the Redeemable Redemption Date, other than the right to receive the redemption price, without interest, provided, however, that if a notice of redemption shall have been given as provided in paragraph (v)(A) above and the funds necessary for redemption (including an amount in cash in respect of all dividends that will accumulate to the Redeemable Redemption Date) shall have been irrevocably deposited in trust for the equal and ratable benefit for the Holders of the shares to be redeemed, then, at the close of business on the day on which such funds are segregated and set aside, the Holders of the shares to be redeemed shall cease to be shareholders of the Issuer and shall be entitled only to receive the redemption price.

         (f) Voting Rights. (i) The Holders of Redeemable Preferred Stock, except as otherwise required under Minnesota law or as set forth in paragraphs
(ii), (iii) and (iv) below, shall not be entitled or permitted to vote on any matter required or permitted to be voted upon by the shareholders of the Issuer.

                  (ii) (A) So long as any shares of the Redeemable Preferred Stock are outstanding, the Issuer shall not authorize or issue any class of Parity Stock without the affirmative vote of Holders of at least a majority of the then outstanding shares of Redeemable Preferred Stock, given in person or by proxy, either in writing or by resolution adopted at an annual or special meeting; provided, however, that no such vote or consent shall be necessary in connection with the authorization and issuance of additional shares of (i) Parity Stock if, after giving effect to such issuance, the Consolidated Coverage Ratio for the Issuer's most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such Parity Stock is issued, is greater than 1.50 to 1.00; or (ii) Parity Stock with a liquidation preference of $30 million or less in the aggregate (plus such amount of

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         additional Parity Stock as may be issuable in payment of dividends thereon pursuant to the terms of such Parity Stock).

                           (B) So long as any shares of the Redeemable Preferred
                  Stock are outstanding, the Issuer shall not authorize or issue any class of Senior Stock without the affirmative vote of Holders of at least a majority of the outstanding shares of Redeemable Preferred Stock, given in person or by proxy, either in writing or by resolution adopted at an annual or special meeting.

                           (C) So long as any shares of the Redeemable Preferred
                  Stock are outstanding, the Issuer shall not amend this Article I of this Certificate of Designation so as to affect adversely the specified rights, preferences, privileges or voting rights of Holders of shares of Redeemable Preferred Stock without the affirmative vote of Holders of at least a majority of the issued and outstanding shares of Redeemable Preferred Stock, given in person or by proxy, either in writing or by resolution adopted at an annual or special meeting.

                  (iii) (A) If (1) the Issuer fails to redeem the Redeemable Preferred Stock on or before May 1, 2011 or fails to discharge any redemption obligation with respect to the Redeemable Preferred Stock or
         (2) the Issuer fails to make a Change of Control Offer if such an offer is required by the provisions set forth under paragraph (h)(i) of
         Article I hereof, fails to comply with paragraph (h)(vii) of this
         Article I or fails to purchase shares of Redeemable Preferred Stock from Holders who elect to have such shares purchased pursuant to the Change of Control Offer or (3) a breach or violation of any of the provisions described under paragraph (l) of Article I hereof occurs and the beach or violation continues for a period of 60 days or more after the Issuer receives notice thereof specifying the default from the Holders of at least 25% of the shares of Redeemable Preferred Stock then outstanding or (4) the Issuer fails to pay at the final stated maturity (giving effect to any extensions thereof) the principal amount of any Debt of the Issuer or any Restricted Subsidiary of the Issuer, or the final stated maturity of any such Debt is accelerated, if the aggregate principal amount of such Debt, together with the aggregate principal amount of any other such Debt in default for failure to pay principal at the final stated maturity (giving effect to any extensions thereof) or which has been accelerated, aggregates $30.0 million or more at any time, in each case, after a 30-day period during which such default shall not have been cured or such acceleration rescinded or (5) the Issuer (x) shall fail to amend its Articles of Incorporation to increase the number of shares of authorized Redeemable Preferred Stock in an amount sufficient to allow it to pay dividends on the Redeemable Preferred Stock in additional shares of Redeemable Preferred Stock and
         (y) shall fail to pay such dividends, when due, in cash or additional shares of Redeemable Preferred Stock, as the case may be, for at least two quarterly periods (whether or not consecutive), which failure has not been cured, then (x) Additional Dividends will accumulate on the Redeemable Preferred Stock at a rate per annum of 1% of the liquidation preference per share of Redeemable Preferred Stock, payable as specified in paragraph (c) above and (y) the number of directors constituting the board of directors of the Issuer will be adjusted to permit the Holders of a majority of the then outstanding shares of Redeemable Preferred Stock, voting together and as a class, to elect two directors to the Board of Directors of the Issuer. Each such event described in clauses (1) through (5) above is referred to herein as a "Redeemable Preferred Triggering Event."

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                           (B) The right of the Holders of Redeemable Preferred
                  Stock to Additional Dividends and, voting together as a separate class, to elect members of the Board of Directors as set forth in subparagraph (f)(iii)(A) above shall continue until such time as (x) in the event such right arises due to a failure to pay a dividend, all accumulated dividends that are in arrears on the Redeemable Preferred Stock are paid in full in cash or in additional shares of Redeemable Preferred Stock; and (y) in all other cases, the failure, breach or default giving rise to such Redeemable Preferred Triggering Event is remedied, cured or waived by the Holders of at least a majority of the shares of Redeemable Preferred Stock then outstanding, at which time (1) Additional Dividends shall cease to accrue, (2) the special right of the Holders of Redeemable Preferred Stock so to vote as a class for the election of directors shall cease and (3) the term of office of the directors elected by the Holders of the Redeemable Preferred Stock shall terminate and the directors elected by the Holders of Common Stock or Capital Stock (other than the Redeemable Preferred Stock) shall constitute the entire Board of Directors. At any time after voting power to elect directors shall have become vested and be continuing in the Holders of Redeemable Preferred Stock pursuant to paragraph
                  (f)(iii) hereof, or if vacancies shall exist in the offices of directors elected by the Holders of Redeemable Preferred Stock, a proper officer of the Issuer may, and upon the written request of the Holders of record of at least twenty-five percent (25%) of the shares of Redeemable Preferred Stock then outstanding addressed to the secretary of the Issuer, shall, call a special meeting of the Holders of the Redeemable Preferred Stock for the purpose of electing directors which such Holders are entitled to elect. If such meeting shall not be called by a proper officer of the Issuer within thirty (30) days after personal service of said written request upon the secretary of the Issuer or within thirty (30) days after mailing the same within the United States by certified mail, addressed to the Secretary of the Issuer, then the Holders of record of at least twenty-five percent (25%) of the outstanding shares of Redeemable Preferred Stock may designate in writing one of their number to call such meeting at the expense of the Issuer, and such meeting may be called by the Person so designated upon the notice required for the annual meetings of shareholders of the Issuer and shall be held at the place for holding the annual meetings of shareholders, if any specified in the bylaws of the Issuer. Any Holder of Redeemable Preferred Stock so designated shall have, and the Issuer shall provide, access to the lists of shareholders to be called pursuant to the provisions hereof.

                           (C) At any meeting held for the purpose of electing
                  directors at which the Holders of Redeemable Preferred Stock shall have the right, voting together as a separate class, to elect directors as aforesaid, the presence in person or by proxy of the Holders of at least a majority of the outstanding shares of Redeemable Preferred Stock entitled to vote thereat shall be required to constitute a quorum of the Holders of such Redeemable Preferred Stock.

                           (D) Any vacancy occurring in the office of a director
                  elected by the Holders of Redeemable Preferred Stock may be filled by the remaining

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                  director elected by the Holders of Redeemable Preferred Stock unless and until such vacancy shall be filled by the Holders of Redeemable Preferred Stock.

                  (iv) In any case in which the Holders of Redeemable Preferred Stock shall be entitled to vote pursuant to this paragraph (f) or pursuant to Minnesota law, each Holder of Redeemable Preferred Stock entitled to vote with respect to such matter shall be entitled to one vote for each share of Redeemable Preferred Stock held.

         (g) Mergers and Consolidations. The Issuer may not consolidate or merge with or into (whether or not the Issuer is the surviving corporation), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions, to another Person unless:

                  (1) the Issuer is the surviving corporation or the Person formed by or surviving any such consolidation or merger (if other than the Issuer) or to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made is a corporation organized or existing under the laws of the United States, any state thereof or the District of Columbia;

                  (2) the Redeemable Preferred Stock shall have been converted into or exchanged for and shall become shares of the surviving entity having in respect of such surviving entity substantially the same rights and privileges that the Redeemable Preferred Stock had immediately prior to such transaction with respect to the Issuer and shall not be subordinated to any Preferred Stock of the surviving entity unless the Holders of a majority of the outstanding Redeemable Preferred Stock consent thereto as required by paragraph (f)(ii)(B) of this Article I;

                  (3) immediately before and immediately after giving effect to such transaction (including giving effect to any Debt being incurred in connection with the transaction) no Redeemable Preferred Triggering Event exists; and

                  (4) except in the case of a merger of the Issuer with or into a Wholly Owned Restricted Subsidiary of the Issuer, the Issuer or the Person formed by or surviving any such consolidation or merger (if other than the Issuer), or to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made will, at the time of such transaction and after giving pro forma effect thereto as if such transaction had occurred at the beginning of the applicable four-quarter period, either (a) be permitted to incur at least $1.00 of additional Debt pursuant to the Coverage Ratio Exception or (b) have a Consolidated Coverage Ratio at least equal to the Consolidated Coverage Ratio of the Issuer for such four-quarter reference period.

         Notwithstanding the foregoing clauses (3) and (4):

         (a) any Restricted Subsidiary may consolidate with, merge into or transfer all or part of its properties and assets to the Issuer; and

         (b) the Issuer may merge with an Affiliate incorporated solely for the purpose of reincorporating the Issuer in another jurisdiction.

         For purposes of the foregoing, the transfer (by lease, assignment, sale or otherwise, in a single transaction or series of related transactions) of all or substantially all of the properties and assets of one or more Restricted Subsidiaries of the Issuer, the Capital Stock of which constitutes all or substantially all of the assets and properties of the Issuer (determined on a consolidated basis for the Issuer and its Subsidiaries), shall be deemed to be the transfer of all or substantially all of the properties and assets of the Issuer.

         This covenant shall not apply to the merger of Saturn Acquisition Corporation with and into the Issuer on the Closing Date.

         (h) Change of Control. (i) Upon the occurrence of a Change of Control, unless all Redeemable Preferred Stock has been called for redemption pursuant to paragraph (e) of this Article I, each Holder of Redeemable Preferred Stock will have the right to require the Issuer to repurchase all or any part (equal to $1,000 or an integral multiple thereof) of such Holder's Redeemable Preferred Stock pursuant to an offer (the "Redeemable Preferred Change of Control Offer") at an offer price in cash (the "Redeemable Preferred Change of Control Payment") equal to 101% of the aggregate liquidation preference thereof plus an amount in cash equal to all accumulated and unpaid Regular Dividends, Additional Dividends and Special Dividends, if any, for the period from the immediately preceding Regular Dividend Payment Date to the Redeemable Preferred Change of Control Payment Date.

                  (ii) The Issuer shall not be required to make an Redeemable Preferred Change of Control Offer upon a Change of Control if a third party makes and consummates and Redeemable Preferred Change of Control Offer in accordance with the provisions of this paragraph (h); provided that if such third-party Redeemable Preferred Change of Control Offer is made, but not consummated, the obligations of the Issuer to make a Redeemable Preferred Change of Control Offer hereunder shall be reinstated with the same effect as if such third-party Redeemable Preferred Change of Control Offer had not been made.

                  (iii) In the event that the Issuer shall be required to commence a Redeemable Preferred Change of Control Offer, the Issuer shall follow the procedures specified in this Section (iii). Within 30 days after a Change of Control (unless (a) the Issuer is not required to make such offer pursuant to paragraph (ii) of this Section or (b) all shares of Redeemable Preferred Stock have been called for redemption pursuant to paragraph (e) of this Article I), the Issuer shall (x) commence a Redeemable Preferred Change of Control Offer, which shall remain open for a period of at least 20 Business Days following its commencement (the "Offer Period") and (y) send, by first class mail, a notice to its Agent and each of the Holders of Redeemable Preferred Stock which shall contain all instructions and materials necessary to enable such Holders to tender their shares of Redeemable Preferred Stock pursuant to such Redeemable Preferred Change of Control Offer. The notice, which shall govern the terms of the Redeemable Preferred Change of Control Offer, shall describe the transaction and transactions that constitute the Change of Control and shall state:

                           (1) that the Redeemable Preferred Change of Control
                  Offer is being made pursuant to this paragraph (h);

                           (2) that the Issuer is required to offer to purchase
                  all of the outstanding shares of Redeemable Preferred Stock at a purchase price equal to the Redeemable Preferred Change of Control Payment, and that on the date specified in such notice (the "Redeemable Preferred Change of Control Payment Date"), which date shall be no earlier than 30 days and no later than 60 days from the date such notice is mailed, the Issuer shall repurchase all shares of Redeemable Preferred Stock validly tendered and not withdrawn pursuant to this Section (h);

                           (3) that any outstanding shares of Redeemable
                  Preferred Stock not tendered or accepted for payment shall continue to accumulate dividends;

                           (4) that, unless the Issuer defaults in making such
                  payment, shares of Redeemable Preferred Stock accepted for payment pursuant to the Redeemable Preferred Change of Control Offer shall cease to accrue dividends after the Redeemable Preferred Change of Control Payment Date;

                           (5) that Holders of outstanding Redeemable Preferred
                  Stock electing to have such shares purchased pursuant to a Redeemable Preferred Change of Control Offer may elect to have all or any portion of such shares purchased;

                           (6) that Holders of outstanding Redeemable Preferred
                  Stock electing to have such shares purchased pursuant to a Redeemable Preferred Change of Control Offer shall be required to surrender the Redeemable Preferred Stock with such customary documents of surrender and transfer as the Issuer may reasonably request, duly completed, or transfer by book-entry transfer, to the Issuer, or its agent at the address specified in the notice prior to the Redeemable Preferred Change of Control Payment Date;

                           (7) that Holders will be entitled to withdraw their
                  election if the Issuer receives, not later than the expiration of the Offer Period, a telegram, telex, facsimile transmission or letter setting forth the name of the Holder, the aggregate liquidation preference of the Redeemable Preferred Stock the Holder delivered for purchase and a statement that such Holder is withdrawing its election to have such Redeemable Preferred Stock purchased; and

                           (8) that Holders whose Redeemable Preferred Stock is
                  being purchased only in part will be issued new certificates representing the number of shares of Redeemable Preferred Stock equal to the unpurchased portion of the certificates surrendered.

                  (iv) On the Redeemable Preferred Change of Control Payment Date, the Issuer shall:

                           (1) accept for payment, the outstanding Redeemable
                  Preferred Stock or portions thereof validly tendered pursuant to the Redeemable Preferred Change of Control Offer and not theretofore withdrawn; and

                           (2) deliver or cause to be delivered to the Transfer
                  Agent the shares of Redeemable Preferred Stock so accepted together with an Officer's Certificate stating the aggregate liquidation preference of such Redeemable Preferred Stock or portions thereof being purchased by the Issuer.

         The Issuer or the Transfer Agent, as the case may be, shall promptly mail or deliver to each tendering Holder an amount equal to the Redeemable Preferred Change of Control Payment with respect to the Redeemable Preferred Stock tendered by such Holder and accepted by the Issuer for purchase. The Issuer shall promptly issue new certificates representing shares of Redeemable Preferred Stock and mail (or cause to be transferred by book entry) to each Holder a new certificate representing shares of Redeemable Preferred Stock equal in liquidation preference to any unpurchased portion of the Redeemable Preferred Stock so surrendered, if any.

         Any Redeemable Preferred Stock not so accepted shall be promptly mailed or delivered by the Issuer to the Holder thereof. All Redeemable Preferred Stock or portions thereof purchased pursuant to the Redeemable Preferred Change of Control Offer will be cancelled by the Issuer or the Transfer Agent, as the case may be. The Issuer shall publicly announce the results of the Redeemable Preferred Change of Control Offer on or as soon as practicable after the Redeemable Preferred Change of Control Payment Date.

                  (v) On or after the Redeemable Preferred Change of Control Payment Date, and unless the Issuer fails to pay the redemption price payable in respect of shares of the Redeemable Preferred Stock tendered by the Holder and payable in connection with a Redeemable Preferred Change of Control Offer, dividends shall cease to accrue on the Redeemable Preferred Stock or the portions of Redeemable Preferred Stock repurchased and all rights of Holders of such tendered shares shall terminate, except for the right to receive payment therefor.

                  (vi) The Issuer shall comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of the Redeemable Preferred Stock as a result of a Change of Control. To the extent that the provisions of any applicable securities laws or regulations conflict with the provisions of this paragraph (h), the Issuer will comply with such securities laws and regulations and will not be deemed to have breached its obligations under this paragraph (h) by virtue thereof.

                  (vii) Prior to the mailing of the notice referred to in this paragraph (h), but in any event within 90 days following the date on which a Change of Control occurs, the Issuer covenants that, if the purchase of the Redeemable Preferred Stock would violate or constitute a default or be prohibited under any instrument governing any Debt or Senior Stock outstanding at the time, then the Issuer will, either (i) repay in full all Debt or redeem any Senior Stock under any such instrument or (ii) obtain the requisite consents under the New Credit Facility, the Indenture or any such other instrument, as the case may be, to permit the redemption of the Redeemable Preferred Stock as provided above. The Issuer will first comply with the covenant in the preceding sentence before it will be required to redeem Redeemable Preferred Stock pursuant to the provisions described above.

         (i) Conversion or Exchange. The Holders of shares of Redeemable Preferred Stock shall not have any rights hereunder to convert such shares into or exchange such shares for shares of any other class or classes or of any other series of any class or classes of Capital Stock of the Issuer.

         (j) Reissuance of Redeemable Preferred Stock. Shares of Redeemable Preferred Stock that have been issued and reacquired in any manner, including shares purchased or redeemed or exchanged, shall (upon compliance with any applicable provisions of the laws of Minnesota) have the status of authorized and unissued shares of Preferred Stock undesignated as to series and may be redesignated and reissued as part of any series of Preferred Stock, provided that the issuance of such shares of Preferred Stock is not prohibited by the terms hereof.

         (k) Business Day. If any payment, redemption, repurchase or exchange shall be required by the terms hereof to be made on a day that is not a Business Day, such payment, redemption, repurchase or exchange shall be made on the immediately succeeding Business Day and no interest or dividends shall accrue on the intervening period.

         (l) Certain Additional Provisions. (i) Limitation on Debt. The Issuer will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, "incur") any Debt (including Acquired Debt) or issue any Disqualified Stock and the Issuer will not permit any of its Restricted Subsidiaries to issue any shares of Preferred Stock; provided, however, that if no Redeemable Preferred Triggering Event shall have occurred and be continuing at the time of or as a consequence of the incurrence or issuance of any such Debt or shares of Disqualified Stock or Permitted Subsidiary Preferred Stock, the Issuer and its Restricted Subsidiaries may incur Debt (including Acquired Debt) or issue shares of Disqualified Stock, and Restricted Subsidiaries may issue Permitted Subsidiary Preferred Stock, if, in any such case, the Consolidated Coverage Ratio for the Issuer's most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Debt is incurred or such Disqualified Stock or Permitted Subsidiary Preferred Stock is issued, would have been at least 2.00 to 1.00, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Debt had been incurred or the Disqualified Stock or Permitted Subsidiary Preferred Stock had been issued, as the case may be, at the beginning of such four-quarter period (the "Coverage Ratio Exception"). For purposes of the foregoing, Preferred Stock of a Person that becomes a Restricted Subsidiary after the Closing Date shall be considered "issued" on the date such Person becomes a Restricted Subsidiary.

         The provisions of the first paragraph of this covenant will not apply to the incurrence of any of the following items of Debt (collectively, "Permitted Debt"):

                  (1) the incurrence by the Issuer or any of its Restricted Subsidiaries of term and revolving Debt and letters of credit (with letters of credit being deemed to have a principal amount equal to the undrawn face amount thereof) under Credit Facilities (including Guarantees of such Debt by the Issuer or any of its Subsidiaries); provided that the aggregate principal amount of such Debt outstanding pursuant to this clause (1) without duplication, does not exceed an amount equal to the sum of (a) $500.0 million and (b) the greater of $170.0 million and the Borrowing Base at the time such Debt is incurred;

                  (2) the incurrence by the Issuer and its Restricted Subsidiaries of Existing Debt;

                  (3) the incurrence by the Issuer of Debt represented by the Notes issued on the Closing Date and by the Guarantors of Debt represented by the Note Guarantees relating to such Notes;

                  (4) the incurrence by the Issuer or any of its Restricted Subsidiaries of (a) Acquired Debt or (b) Debt (including Capital Lease Obligations) for the purpose of financing or refinancing all or any part of the lease, purchase price or cost of construction or improvement of any property (real or personal) or other assets that are used or useful in the business of the Issuer or such Restricted Subsidiary (whether through the direct purchase of assets or the Capital Stock of any Person owning such assets and whether such Debt is owed to the seller or Person carrying out such construction or improvement or to any third party), in an aggregate principal amount at the date of such incurrence (including all Permitted Refinancing Debt incurred to refund, refinance or replace any other Debt incurred pursuant to this clause (4)) not to exceed an amount equal $50.0 million; provided that such Debt exists at the date of such purchase or transaction, or is created within 180 days thereafter;

                  (5) the incurrence by the Issuer or any of its Restricted Subsidiaries of Permitted Refinancing Debt in exchange for, or the net proceeds of which are used to refund, refinance or replace Debt (other than intercompany Debt) incurred pursuant to the Coverage Ratio Exception, or pursuant to clauses (2), (3) or (4) of this paragraph;

                  (6) the incurrence by the Issuer or any of its Restricted Subsidiaries of intercompany Debt or Preferred Stock owed or issued to and held by the Issuer and any of its Restricted Subsidiaries including any Debt arising in connection with a Qualified Receivables Transaction, provided, however, that (A) any subsequent issuance or transfer of Equity Interests or other action that results in any such Debt or Preferred Stock being held by a Person other than the Issuer or a Restricted Subsidiary and (B) any sale or other transfer of any such Debt or Preferred Stock to a Person that is not either the Issuer or a Restricted Subsidiary shall be deemed, in each case, to constitute an incurrence of such Debt or issuance of such Preferred Stock by the Issuer or such Restricted Subsidiary, as the case may be, that was not permitted by this clause (6);

                  (7) the incurrence by the Issuer or any of its Restricted Subsidiaries of Hedging Obligations that are incurred (a) for the purpose of fixing or hedging interest rate risk with respect to any floating rate Debt that is permitted by the terms of this Certificate of Designation to be outstanding in a notional amount not exceeding the amount of such Debt or (b) for the purpose of fixing or hedging currency exchange rate risk or commodity price risk incurred in the ordinary course of business, and in each case, not for speculative purposes;

                  (8) the guarantee by the Issuer or any Restricted Subsidiary of Debt of the Issuer or a Restricted Subsidiary of the Issuer that was permitted to be incurred by another provision of this covenant;

                  (9) the incurrence by Foreign Subsidiaries of Debt for working capital purposes (including acquisitions), and by the Issuer or any of its Restricted Subsidiaries of Guarantees of Debt of Foreign Subsidiaries or foreign joint ventures, provided that the aggregate principal amount of such Debt and of the Debt so Guaranteed at any time outstanding does not exceed $30.0 million;

                  (10) the incurrence by the Issuer or any of its Restricted Subsidiaries of additional Debt (which may comprise Debt under the New Credit Facility) in an aggregate principal amount (or accreted value, as applicable) at any time outstanding, pursuant to this clause (10) not to exceed an amount equal to $70.0 million; and

                  (11) the issuance by any Joint Venture Subsidiary of any Permitted Joint Venture Subsidiary Preferred Stock, provided that all Investments made by the Company or any Restricted Subsidiary in such Joint Venture Subsidiary (giving effect to Investments made prior to the issuance of such Preferred Stock) are then permissible under paragraph (l)(ii) of this Article I.

         Notwithstanding any other provision in this covenant, the maximum amount of Debt that the Issuer or any Restricted Subsidiary may incur pursuant to this covenant shall not be deemed to be exceeded as a result of fluctuations in the exchange rates of currencies. For purposes of determining compliance with this covenant:

                  (1) the outstanding principal amount of any particular Debt shall be counted only once and any obligation arising under any guarantee, Lien, letter of credit or similar instrument supporting such Debt shall be disregarded;

                  (2) in the event that an item of Debt meets the criteria of more than one of the categories of Permitted Debt described in clauses
         (1) through (10) above or is entitled to be incurred pursuant to the first paragraph of this covenant, the Issuer shall, in its sole discretion, classify such item of Debt in any manner that complies with this covenant and such item of Debt will be treated as having been incurred pursuant to only one of such clauses or pursuant to the first paragraph hereof; provided that all outstanding Debt under the New Credit Facility immediately following the Recapitalization shall be deemed to have been incurred pursuant to clause (1) of the definition of Permitted Debt; and

                  (3) accrual of interest and the accretion of accreted value will not be deemed to be an incurrence of Debt.

         (ii) Limitation on Restricted Payments. The Issuer will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

                  (1) declare or pay any dividend or make any other distribution (including any payment by the Issuer or any Restricted Subsidiary in connection with any merger or consolidation involving the Issuer or any of its Restricted Subsidiaries) on account of any Junior Equity Interests of the Issuer or Equity Interests of any Restricted Subsidiary other than: (A) dividends or distributions payable in Junior Equity Interests of the Issuer (other than Disqualified Stock) and (B) dividends payable to the Issuer or any Restricted Subsidiary;

                  (2) purchase, redeem, or otherwise acquire or retire for value (including any acquisition or retirement by the Issuer or any Restricted Subsidiary in connection with any merger or consolidation) any Junior Equity Interests of the Issuer or any Equity Interests of any Restricted Subsidiary of the Issuer held by persons other than the Issuer or any Restricted Subsidiary; or

                  (3) make any Restricted Investment

(all such payments and other actions set forth in clauses (1) through (3) above being collectively referred to as "Restricted Payments"); unless, at the time of and after giving effect to such Restricted Payment:

         (a) no Redeemable Preferred Triggering Event shall have occurred and be continuing or would occur as a consequence thereof;

         (b) the Issuer would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, have been permitted to incur at least $1.00 of additional Debt pursuant to the Coverage Ratio Exception; and

         (c) such Restricted Payment, together with (without duplication) the aggregate amount of all other such Restricted Payments made by the Issuer and its Restricted Subsidiaries after the Closing Date is less than the sum (without duplication)(the "Restricted Payments Basket") of:

                  (i) 50% of the Consolidated Net Income of the Issuer for the period (taken as one accounting period) from the beginning of the fiscal quarter during which the Closing Date occurs to the end of the Issuer's most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, if such Consolidated Net Income for such period is negative 100% of such negative amount); plus

                  (ii) 100% of the aggregate net cash proceeds, and the fair market value of any property other than cash, received by the Issuer from the issue or sale (other than to a Subsidiary) of, or from capital contributions with respect to, Junior Equity Interests of the Issuer (other than Disqualified Stock and all warrants, options or other rights to acquire Disqualified Stock (but excluding any debt security that is convertible into, or exchangeable for, Disqualified Stock or any warrants, options or other rights to acquire Disqualified Stock)), in either case after the Closing Date; plus

                  (iii) the amount by which the aggregate principal amount (or accreted value, if less) of Debt or Disqualified Stock of the Issuer or any Restricted Subsidiary is reduced on the Issuer's consolidated balance sheet upon the conversion or exchange after the Closing Date of any Debt convertible into or exchangeable for Junior Equity Interests (other than Disqualified Stock, or any warrants, options or other rights to acquire Disqualified Stock) of the Issuer, together with the net cash proceeds received by the Issuer at the time of such conversion; plus

                  (iv) 100% of the aggregate net cash proceeds received by the Issuer or a Restricted Subsidiary of the Issuer since the Closing Date (to the extent not included in Consolidated Net Income of the Issuer) from (A) Restricted Investments, whether through interest payments, principal payments, dividends or other distributions and payments, or the sale or other disposition (other than to the Issuer or a Restricted Subsidiary) thereof made by the Issuer and its Restricted Subsidiaries (less the cost of such sale or disposition, if any) and (B) a cash dividend from, or the sale (other than to the Issuer or a Restricted Subsidiary) of the stock of, an Unrestricted Subsidiary; plus

                  (v) upon the redesignation as a Restricted Subsidiary of any Subsidiary that was designated an Unrestricted Subsidiary after the Closing Date, the fair market value of the Restricted Investments of the Issuer and its Restricted Subsidiaries (other than such Subsidiary) in such Subsidiary.

         The foregoing provisions will not prohibit:

                  (1) the payment of any dividend within 60 days after the date of declaration thereof, if at such date of declaration such payment would have complied with the provisions of this Certificate of Designation;

                  (2) the redemption, repurchase, retirement, defeasance or other acquisition of any Junior Equity Interests of the Issuer or Equity Interests of any Restricted Subsidiary in exchange for, or out of the net cash proceeds of the substantially concurrent sale (other than to a Restricted Subsidiary of the Issuer) of, Junior Equity Interests (other than any Disqualified Stock or warrants, options or other rights to acquire Disqualified Stock) or a capital contribution to the Issuer, provided that the amount of any such net cash proceeds that are utilized for any such redemption, repurchase, retirement, defeasance or other acquisition shall not increase the Restricted Payments Basket;

                  (3) the redemption, repurchase, retirement, defeasance or other acquisition of Junior Equity Interests of the Issuer upon a Change of Control to the extent required by the agreement or certificate of designation governing such Junior Equity Interests, but only if the Issuer shall have previously complied with paragraph (h) of
         Article I and purchased all Redeemable Preferred Stock validly tendered pursuant to the offer required by such covenant prior to purchasing or repaying such Junior Equity Interests;

                  (4) the payment of any dividend by a Restricted Subsidiary of the Issuer to the Holders of its common Equity Interests on a pro rata basis;

                  (5) to the extent constituting Restricted Payments, the Specified Affiliate Payments; and

                  (6) Restricted Payments in an aggregate amount not to exceed $20.0 million.

         In determining the aggregate amount of Restricted Payments made after the Closing Date in accordance with clause (c) of the second preceding paragraph, amounts expended pursuant to clauses (1) (without duplication) and
(4) (but not amounts under any other clauses of the immediately preceding paragraph) shall be included in such calculation; provided that any amounts expended pursuant to such clause (4) relating to dividends paid to the Issuer or one of its Restricted Subsidiaries shall not be included in such calculation.

         The amount of all Restricted Payments (other than cash) shall be the fair market value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by the Issuer or such Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment. The fair market value of any non-cash Restricted Payment or any property other than cash that increases the Restricted Payments Basket shall be determined in good faith by the Board of Directors of the Issuer.

         In making the computations required by this covenant:

                  (1) the Issuer or the relevant Restricted Subsidiary shall use audited financial statements for the portions of the relevant period for which audited financial statements are available on the date of determination and unaudited financial statements and other current financial data based on the books and records of the Issuer for the remaining portion of such period; and

                  (2) the Issuer or the relevant Restricted Subsidiary will be permitted to rely in good faith on the financial statements and other financial data derived from the books and records of the Issuer and the Restricted Subsidiary that are available on the date of determination.

         If the Issuer makes a Restricted Payment that, at the time of the making of such Restricted Payment, would in the good faith determination of the Issuer or any Restricted Subsidiary be permitted under the requirements of this Certificate of Designation, such Restricted Payment will be deemed to have been made in compliance with this Certificate of Designation notwithstanding any subsequent adjustments made in good faith to the Issuer's or any Restricted Subsidiary's financial statements, affecting Consolidated Net Income of the Issuer for any period. For the avoidance of doubt, it is expressly agreed that no payment or other transaction permitted by clauses (1), (4), (6), (7) and (8) of paragraph (l)(iii) of Article I and no payment contemplated or otherwise arising pursuant to the Recapitalization, shall be considered a Restricted Payment for purposes of, or otherwise restricted by, this Certificate of Designation.

                  (iii) Limitation on Affiliate Transactions. The Issuer will not, and will not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any contract, agreement, understanding, loan, advance, guarantee or other transaction with, or for the benefit of, any Affiliate of the Issuer (each of the foregoing, an "Affiliate Transaction"), unless:

                           (a) such Affiliate Transaction is on terms that,
                  taken as a whole, are no less favorable to the Issuer or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Issuer or such Restricted Subsidiary with an unrelated Person; and

                           (b) the Issuer delivers to the Trustee:

                                    (i) with respect to any Affiliate
                           Transaction entered into after the Closing Date involving aggregate consideration in excess of $4.0 million, a resolution of the Board of Directors set forth in an Officers' Certificate certifying that such Affiliate Transaction complies with clause (a) above and that such Affiliate Transaction has been approved by a majority of the members of the Board of Directors; and

                                    (ii) with respect to any Affiliate
                           Transaction involving aggregate consideration in excess of $10.0 million, an opinion as to the fairness to the Issuer or such Restricted Subsidiary of such Affiliate Transaction from a financial point of view issued by an investment banking, appraisal or accounting firm of national standing.

         Notwithstanding the foregoing, the following will not be deemed to be Affiliate Transactions:

                  (1) any employment agreements, non-competition agreements, stock purchase or option agreements, collective bargaining agreements, employee benefit plans or arrangements (including vacation plans, health and life insurance plans, deferred compensation plans, stock loan programs, long-term incentive plans, directors' and officers' indemnification agreements and retirement, savings or similar plans), related trust agreements or any similar arrangements, in each case in respect of employees, officers or directors and entered into in the ordinary course of business, any payments or other transactions contemplated by any of the foregoing and any other payments of compensation to employees, officers, directors or consultants in the ordinary course of business or in connection with the Issuer's transition to new ownership;

                  (2) transactions between or among (a) the Issuer and/or its Restricted Subsidiaries or (b) the Issuer and/or one or more of its Restricted Subsidiaries and any joint venture; provided no Affiliate of the Issuer (other than a Restricted Subsidiary) owns Capital Stock of any such joint venture;

                  (3) Permitted Investments and Restricted Payments that are permitted by paragraph (l)(ii) of this Article I;

                  (4) loans or advances to employees (or guarantees of third-party loans to employees) in the ordinary course of business or pursuant to a stock loan program;

                  (5) transactions among the Issuer and/or one or more of its Subsidiaries effected as part of a Qualified Receivables Transaction;

                  (6) payments to Investcorp and its Affiliates (whether or not such Persons are Affiliates of the Issuer) for (A) any financial advisory, financing, underwriting or placement services or in respect of other investment banking activities and related expenses, including in connection with acquisitions or divestitures, which payments are approved by the Board of Directors of the Issuer in good faith and (B) annual management, consulting and advisory fees and related expenses;

                  (7) any other agreement as in effect on the Closing Date (including the Recapitalization Agreement) or any amendment thereto (so long as any such amendment is not disadvantageous to the Holders in any material respect) or any transaction pursuant thereto (including the payment of all fees and expenses related to the Recapitalization);

                  (8) transactions with customers, clients, suppliers, or purchasers or sellers of goods or services, in each case in the ordinary course of business and otherwise in compliance with the terms of this Certificate of Designation which are fair to the Issuer or its Restricted Subsidiaries, or are on terms at least as favorable as might reasonably have been obtained at such time from an unaffiliated party, in each case in the reasonable determination of the Board of Directors of the Issuer or the senior management thereof;

                  (9) Debt permitted by paragraph (10) of the second paragraph of paragraph (l)(i) of Article I on terms that, taken as a whole, are no less favorable to the Issuer or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction with an unrelated Person, or, if there is no comparable transaction, have been negotiated in good faith by the parties thereto and, if any member of management is then a member of the Board of Directors of the Issuer or the relevant Restricted Subsidiary, also approved by such member;

                  (10) any transaction on arm's length terms with non-affiliates that become Affiliates as a result of such transaction; and

                  (11) the issuance of Common Stock of the Issuer.

         (iv) Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries. The Issuer will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to:

                  (1) (a) pay dividends or make any other distributions to the Issuer or any of its Restricted Subsidiaries (i) on its Capital Stock or (ii) with respect to any other interest or participation in, or measured by, its profits, or (b) pay any Debt owed to the Issuer or any of its Restricted Subsidiaries;

                  (2) make loans or advances to the Issuer or any of its Restricted Subsidiaries; or

                  (3) transfer any of its properties or assets to the Issuer or any of its Restricted Subsidiaries.

                  However, the preceding restrictions will not apply to encumbrances or restrictions existing under or by reason of:

                           (a) contracts in effect on the Issue Date as in
                  effect on the Issue Date, including the New Credit Facility and other Existing Debt and the related documentation;

                           (b) this Certificate of Designation, the Redeemable
                  Preferred Stock, the Indenture, the Notes, the Note Guarantees and any other agreement entered into after the Issue Date, provided that the encumbrances or restrictions in such agreements are not materially more restrictive than those contained in the foregoing agreements or instruments;

                           (c) any agreement or other instrument of a Person
                  acquired by the Issuer or any of its Restricted Subsidiaries as in effect at the time of such acquisition (but not created in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired;

                           (d) purchase money obligations (including Capital
                  Lease Obligations) for property acquired in the ordinary course of business that impose restrictions of the nature described in clause (3) above on the property so acquired;

                           (e) Debt or other contractual requirements in
                  connection with a Qualified Receivables Transaction that, in the good faith determination of the Board of Directors or senior management of the Issuer, are necessary or advisable to effect such Qualified Receivables Transaction;

                           (f) in the case of clause (3) above, any encumbrance
                  or restriction (i) that restricts in a customary manner the subletting, assignment, or transfer of any property or asset that is subject to a lease, license or similar contract or
                  (ii) contained in security agreements or mortgages securing Debt to the extent such encumbrance or restriction restricts the transfer of the property subject to such security agreements or mortgages;

                           (g) in the clause (3) above, any Lien on property or
                  assets of the Issuer or any Restricted Subsidiary not otherwise prohibited by this Certificate of Designation or the Indenture;

                           (h) any restriction under an agreement (including an
                  option or right) to sell property or assets of, or Equity Interests in, the Issuer or any Restricted Subsidiary pending the closing of such sale, which sale is permitted under the Indenture;

                           (i) restrictions on cash or other deposits or net
                  worth imposed by leases or other agreements entered into in the ordinary course of business;

                           (j) customary provisions in joint venture agreements
                  and other similar agreements (in each case relating solely to the respective joint venture or similar entity or the Equity Interests therein) entered into in the ordinary course of business;

                           (k) any encumbrances or restrictions created with
                  respect to Debt or Preferred Stock permitted to be incurred or issued subsequent to the Issue Date pursuant to paragraph
                  (l)(i) of Article I hereof;

                           (l) any encumbrances or restrictions required by any
                  governmental, local or regulatory authority having jurisdiction over the Issuer or any of its Restricted Subsidiaries or any of their businesses in connection with any development grant made or other assistance provided to the Issuer or any of its Restricted Subsidiaries by such governmental authority; or

                           (m) any amendments, modifications, restatements,
                  renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in clauses (a) through (l) above, provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings, taken as a whole, are, in the good faith judgment of the Issuer, not materially more restrictive with respect to such encumbrances or restrictions than those contained in the contracts, instruments or obligations prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing.

         (m) Limitations on Designations of Unrestricted Subsidiaries. The Board of Directors may designate (a "Designation") any Restricted Subsidiary (including any newly acquired or newly formed Subsidiary of the Issuer) to be an Unrestricted Subsidiary unless such Subsidiary owns any Capital Stock of, or owns or holds any Lien on any property of, the Issuer or any Restricted Subsidiary, so long as such Designation would not cause a Redeemable Preferred Triggering Event; provided that:

                  (1) any then existing Guarantee by the Issuer or any Restricted Subsidiary of any Debt of the Subsidiary being so designated shall be deemed an "incurrence" of such Debt at the time of such Designation; and

                  (2) either (a) the Subsidiary to be so designated has total assets of $1.0 million or less or (b) if such Subsidiary has assets greater than $1.0 million, the "incurrence" of Debt referred to in clause (1) of this provision would be permitted under paragraph (l)(i) of this Article I.

         For purposes of making the determination of whether such Designation would cause a Redeemable Preferred Triggering Event, the portion of the fair market value of the net assets of any Subsidiary of the Issuer at the time that such Subsidiary is designated an Unrestricted Subsidiary that is represented by the interest of the Issuer and its Restricted Subsidiaries (excluding Permitted Investments) in such Subsidiary, in each case as determined in good faith by the Board of Directors of the Issuer shall be deemed to be a Restricted Payment. Such Designation will only be permitted if such Restricted Payment would be permitted at such time.

         The Board of Directors may revoke any Designation of a Subsidiary as an Unrestricted Subsidiary (a "Revocation"); provided that:

                  (1) no Redeemable Preferred Triggering Event shall have occurred and be continuing at the time of or after giving effect to such Revocation; and

                  (2) all Liens and Debt of such Unrestricted Subsidiary outstanding immediately after such Revocation would, if incurred at such time, have been permitted to be incurred (and shall be deemed to have been incurred) for all purposes of this Certificate of Designation.

         (n) SEC Reports. Notwithstanding that the Issuer may not be required to remain subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, to the extent permitted by the Exchange Act, the Issuer will file with the Commission, and provide, within 15 days after the Issuer is required to file the same with the Commission, the Holders with the annual reports and the information, documents and other reports that are specified in Sections 13 and 15(d) of the Exchange Act. In the event the Issuer is not permitted to file such reports, documents and information with the Commission, the Issuer will provide substantially similar information to the Holders, as if the Issuer were subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act.

         (o) Conduct of Business. The Issuer will not, and will not permit any Restricted Subsidiary to, engage in any business other than Permitted Businesses, except to the extent as is not material to the Issuer and its Restricted Subsidiaries taken as a whole.

                  II. Legal Defeasance and Covenant Defeasance.
                  ---------------------------------------------

         (a) Legal Defeasance and Covenant Defeasance. (i) The Issuer may, at the option of the Board of Directors evidenced by a resolution set forth in an Officer's Certificate, at any time, elect to have either paragraph (a)(ii) or
(a)(iii) of this Article II be applied to all outstanding Redeemable Preferred Stock upon compliance with the conditions set forth in this Article II.

                  (ii) Upon the Issuer's exercise under paragraph (a)(i) of this
         Article II of the option applicable to this paragraph (a)(ii) of
         Article II, the Issuer shall, subject to the satisfaction of the conditions set forth in paragraph (b) of this Article II, be deemed to have been discharged from its obligations with respect to all outstanding Redeemable Preferred Stock, as applicable, on the date the conditions set forth below are satisfied (hereinafter, "Legal Defeasance"). For this purpose, Legal Defeasance means that the Issuer shall be deemed to have paid and discharged all the obligations represented by the outstanding Redeemable Preferred Stock, which Redeemable Preferred Stock shall thereafter be deemed to be "outstanding" only for the purposes of paragraph (c) of this Article II and the other sections of this Certificate of Designation referred to in (1) and (2) below, and to have satisfied all its other obligations under such Redeemable Preferred Stock and this Certificate of Designation, except for the following provisions which shall survive until otherwise terminated or discharged hereunder: (1) the rights of Holders of outstanding Redeemable Preferred Stock to receive solely from the trust fund described in this Article II, as more fully set forth in such Article, payments in respect of the liquidation preference of, accumulated and unpaid dividends on, and Special Dividends, if any, on such Redeemable Preferred Stock when such payments are due and payable and (2) this Article II. Subject to compliance with this Article II, the Issuer may exercise its option under this paragraph (a)(ii) of Article II notwithstanding the prior exercise of its option under paragraph (a)(iii) of this Article II.

                  (iii) Upon the Issuer's exercise under paragraph (a)(i) of this Article II of the option applicable to this paragraph (a)(iii), the Issuer shall, subject to the satisfaction of the conditions set forth in paragraph (b) of this Article II, be released from its obligations under Article I, paragraphs (f)(ii), (g)(4), (h), (l), (m),
         (n) and (o) with respect to the outstanding Redeemable Preferred Stock on and after the date the conditions set forth below are satisfied (hereinafter, "Covenant Defeasance"), and the Redeemable Preferred Stock shall thereafter be deemed not "outstanding" for the purposes of any direction, waiver, consent or declaration or act of Holders (and the consequences of any thereof) in connection with such Articles and paragraphs, but shall continue to be deemed "outstanding" for all other purposes hereunder (it being understood that such Redeemable Preferred Stock shall not be deemed outstanding for accounting purposes). For this purpose, Covenant Defeasance means that, with respect of any term, condition or limitation set forth in any such Article or paragraph, whether directly or indirectly, by reason of any reference elsewhere herein to any such Article or paragraph or by reason of any reference in any such Article or paragraph or any other provision herein or in any other document, such omission to comply shall not constitute a Redeemable Preferred Triggering Event under Article I, paragraph (f), In addition, paragraph (f)(iii)(A)(4) shall cease to be applicable on and after the date such conditions are satisfied. But except as specified above, the remainder of this Certificate of Designation and such Redeemable Preferred Stock shall be unaffected thereby.

         (b) Conditions to Legal or Covenant Defeasance. The following shall be the conditions to the application of either paragraph (a)(ii) or (a)(iii) hereof to the outstanding Redeemable Preferred Stock:

         In order to exercise either Legal Defeasance or Covenant Defeasance:

                  (i) the Issuer must irrevocably deposit with a commercial bank or trust company having a combined capital and surplus of at least $250,000,000 appointed by the Issuer to act for the benefit of the Holders (the "Agent") in trust, cash in United States dollars, Government Notes, or a combination thereof, in such amounts as will be sufficient (without reinvestment), in the opinion of a nationally recognized firm of independent public accountants to pay the aggregate liquidation preference of, accumulated and unpaid dividends on, and Special Interest, if any, on the outstanding Redeemable Preferred Stock on the stated date for payment thereof or on the Redeemable Preferred Redemption Date;

                  (ii) in the case of an election under paragraph (a)(ii) of this Article II, the Issuer shall have delivered to its Agent an Opinion of Counsel in the United States reasonably acceptable to the Agent confirming that (A) the Issuer has received from, or there has been published by, the United States Internal Revenue Service a ruling or (B) since the date hereof, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon, such Opinion of Counsel shall confirm that, the Holders will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

                  (iii) in the case of an election under paragraph (a)(iii) of this Article II, the Issuer shall have delivered to its Agent an Opinion of Counsel in the United States, subject to customary assumptions and exclusions, reasonably acceptable to the Agent confirming that the Holders will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

                  (iv) no Redeemable Preferred Triggering Event (or event which, but for the giving of notice or the passage of time, or both, would result in a Redeemable Preferred Triggering Event) shall have occurred and be continuing on the date of such deposit (other than a Redeemable Preferred Triggering Event resulting from the incurrence of Debt) all or a portion of the proceeds of which will be used to defease the Redeemable Preferred Stock pursuant to this Article II concurrently with such incurrence;

                  (v) such Legal Defeasance or Covenant Defeasance shall not result in a breach or violation of, or constitute a default under, any material agreement or instrument (other than this Certificate of Designation) to which the Issuer or any of its Subsidiaries is a party or by which the Issuer or any of its Subsidiaries is bound;

                  (vi) the Issuer shall have delivered to the Agent an Opinion of Counsel, subject to customary assumptions and exclusions, to the effect that after the after the 91st day following the deposit pursuant to paragraph (b)(i) of this Article II, the trust funds will not be part of any "estate" formed by the bankruptcy or reorganization of the Issuer or subject to the "automatic stay" under the Bankruptcy Code, or in the case of a Covenant Defeasance, will be subject to a first priority Lien in favor of the Agent for the benefit of the Holders;

                  (vii) the Issuer shall have delivered to the Agent an Officer's Certificate stating that the deposit was not made by the Issuer with the intent of preferring the Holders over an other creditors of the Issuer or with the intent of defeating, hindering, delaying or defrauding any other creditors of the Issuer;

                  (viii) the Issuer shall have delivered to the Agent an Officer's Certificate and an Opinion of Counsel, subject to customary assumptions and exclusions, each stating that all conditions precedent provided for or relating to the Legal Defeasance or the Covenant Defeasance have been complied with; and

                  (ix) the Issuer shall have delivered to the Agent an Opinion of Counsel from Minnesota counsel, subject to customary assumptions, confirming that (1) the deposit of funds by the Issuer into the trust in accordance with Article II and (2) the rights of Holders to receive subsequent distributions from the trust fund described in this Article II when due and payable (x) at the time of the deposit and at the time of payment will not constitute an illegal redemption of the Redeemable Preferred Stock under the MBCA, and (y) are not and will not be otherwise in violation of the MBCA, as amended.

         (c) Deposited Money and Government Securities Held in Trust; Miscellaneous Provisions. Subject to paragraph (d) of this Article II, all money and Government Notes

(including the proceeds thereof) deposited with the Agent pursuant to paragraph
(b) of this Article II in respect of the outstanding Redeemable Preferred Stock shall be held in trust and applied by the Agent, in accordance with the provision of such Redeemable Preferred Stock and this Certificate of Designation, to the payment, either directly or through any paying agent (including the Issuer acting as paying agent) as the Agent may determine, to the Holders of such Redeemable Preferred Stock of all sums due and to become due thereon in respect of the liquidation preference of and accumulated and unpaid dividends on the Redeemable Preferred Stock, but such money need not be segregated from other funds except to the extent required by law.

         (d) Repayment to Issuer. Any money deposited with the Agent or any paying agent, or then held by the Issuer, in trust for the payment of the aggregate liquidation preference of, accumulated and unpaid dividends on and Special Dividends, if any, and remaining unclaimed for two years after such amounts have become due and payable shall be paid to the Issuer on its request or (if then held by the Issuer) shall be discharged from such trust; and the Holder of such Security shall thereafter, as an unsecured general creditor, look only to the Issuer for payment thereof, and all liability of the Agent with respect to such trust money, and all liability of any paying agent (including the Issuer as paying agent) thereof, shall thereupon cease; provided, however, that the Agent or paying agent, before being required to make any such repayment, may at the expense of the Issuer, cause to be published once, in the Wall Street Journal (national edition), notice that such money remains unclaimed and that, after a date specified therein, which shall not be less than 30 days from the date of such notification or publication, any unclaimed balance of such money then remaining will be repaid to the Issuer.

         (e) Reinstatement. If the Agent is unable to apply any United States dollars or Government Notes in accordance with this Article II by reason of any order, or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, then the Issuer's obligations under this Certificate of Designation and Redeemable Preferred Stock shall be revived and reinstated as though no deposit had occurred pursuant to this Article II until such time as the Agent is permitted to apply all such money in accordance with this Article II, provided, however, that if the Issuer makes any payment on account of the Redeemable Preferred Stock following the reinstatement of its obligations, the Issuer shall be subrogated to the rights of the Holders of such Redeemable Preferred Stock to receive such payment from the money held by the Agent or any paying agent.

                            III. Registration Rights.
                            -------------------------

         So long as any shares of Redeemable Preferred Stock constitute "Transfer Restricted Securities," as defined in the Registration Rights Agreement, each Holder of Transfer Restricted Securities shall be entitled to the rights granted by the Issuer thereunder, and shall be bound by the restrictions contained therein, on the certificates representing the Transfer Restricted Securities and in any offering memorandum for additional shares of Redeemable Preferred Stock

                               IV. Miscellaneous.
                               ------------------

         (a) Remedies. The sole remedy to Holders of Redeemable Preferred Stock in the event of the Issuer's failure to comply with any of the provisions hereof and the sole consequence of any such failure will be the voting rights and Additional Dividends described in paragraph (f) of Article I.

         (b) Preemptive Rights. No shares of Redeemable Preferred Stock shall have any rights of preemption whatsoever as to any securities of the Issuer, or any warrants, rights or options issued or granted with respect thereto, regardless of how such securities or such warrants, rights or options may be designated, issued or granted.

         (c) Waiver. The Holders of at least a majority of the outstanding shares of Redeemable Preferred Stock, voting as one class, may also amend and waive compliance with any provision of this Certificate of Designation.

         (d) Certificate as to Conditions Precedent. Upon any request or application by the Issuer to the Agent to take or refrain from taking any action under this Certificate of Designation, at the request of the Agent, the Issuer shall furnish to the Agent:

                  (1) an Officers' Certificate in form and substance reasonably satisfactory to the Agent (which shall include the statements set forth in paragraph (e) below) stating that in the opinion of the signers, all conditions precedent, if any, provided for in this Certificate of Designation relating to the proposed action have been complied with; and

                  (2) an Opinion of Counsel in form and substance reasonably satisfactory to the Agent (which shall include the statements set forth in paragraph (e) below) stating that, in the opinion of such counsel, all such conditions precedent have been complied with.

         (e) Statements Required in Certificate. Each certificate or opinion with respect to compliance with a covenant or condition provided for in this Certificate of Designation shall include:

                  (1) a statement that the individual making such certificate or opinion has read such covenant or condition;

                  (2) a brief statement as to the nature and scope of the examination or investigation upon which the statements or opinions contained in such certificate or opinion are based;

                  (3) a statement that, in the opinion of such individual, he has made such examination or investigation as is necessary to enable him to express an informed opinion as to whether or not such covenant or condition has been complied with; and

                  (4) a statement as to whether or not, in the opinion of such individual, such covenant or condition has been complied with.

         (f) Notice. Any notice or communication given pursuant to this Certificate of Designation shall be in writing and delivered in person or mailed by first-class mail addressed as follows:

                           if to the Issuer, to:

                           Jostens, Inc.
                           5501 Norman Center Drive
                           Minneapolis, Minnesota 55437
                           Attn:  General Counsel
                           Phone:  (612) 830-3309
                           Fax:  (612) 830-3380

                           with copies to:

                           Investcorp International Inc.
                           280 Park Avenue
                           37th Floor West
                           New York, New York 10017
                           Attn:  Charles J. Philippin
                           Phone:  (212) 599-4100
                           Fax:  (212) 983-7073

                           Gibson, Dunn & Crutcher LLP
                           200 Park Avenue, 48th Floor
                           New York, New York  10166
                           Attn:  Joerg H. Esdorn
                           Phone:  (212) 351-4000
                           Fax:  (212) 351-4035

         The Issuer may designate additional or different addresses for subsequent notices or communications. Any notice or communication mailed to a Holder of Redeemable Preferred Stock shall be mailed to the Holder at the Holder's address as it appears in the stock register of the Issuer and shall be sufficiently given if so mailed within the time prescribed. Failure to mail a notice or communication to a Holder or any defect in such notice shall not affect its sufficiency with respect to other Holders. If a notice or communication is mailed in the manner provided above, it is duly given, whether or not the addressee receives it.

         (g) Rules of Construction. For the purposes of this Certificate of Designation (i) words in the singular shall be held to include the plural and vice versa and words of one gender shall be held to include the other gender as the context requires, (ii) the word "including" and words of similar import shall mean "including, without limitation," (iii) a word has the meaning assigned to it, (iv) an accounting term not otherwise defined has the meaning assigned to it in accordance with GAAP, and (v) "or" is not exclusive.

                            V. Transfer Restrictions.
                            -------------------------

         (a) The certificates evidencing the Redeemable Preferred Stock shall, unless otherwise agreed to by the Issuer and the Holders of any such certificates, bear a legend substantially to the following effect:

         THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 OR THE SECURITIES LAWS OF ANY STATE AND MAY NOT BE OFFERED, SOLD, OR OTHERWISE TRANSFERRED OTHER THAN IN ACCORDANCE WITH REGULATIONS PROMULGATED UNDER THAT ACT, OR IF SO REGISTERED UNDER THAT ACT, OR IF AN EXEMPTION FROM SUCH REGISTRATION IS AVAILABLE.

         THESE SECURITIES ARE SUBJECT TO MANDATORY REDEMPTION BY THE CORPORATION. THE CORPORATION WILL FURNISH WITHOUT CHARGE TO EACH STOCKHOLDER WHO SO REQUESTS THE POWERS, DESIGNATION, PREFERENCES AND RELATIVE, PARTICIPATING, OPTIONAL OR OTHER SPECIAL RIGHTS OF EACH CLASS OF STOCK OR SERIES OF STOCK OF THE CORPORATION AUTHORIZED TO BE ISSUED, SO FAR AS THEY HAVE BEEN DETERMINED, AND THE AUTHORITY OF THE BOARD OF DIRECTORS TO DETERMINE THE RELATIVE RIGHTS AND PREFERENCES OF SUBSEQUENT CLASSES OR SERIES.

         (b) The Issuer shall be entitled to, and the Transfer Agent shall refuse to register any attempted transfer of shares of Redeemable Preferred Stock not in compliance with paragraph (a) hereof. As a condition to any registration of transfer, the Issuer and the Transfer Agent may require an opinion of counsel or other evidence satisfactory to it that the legend in paragraph (a) is being complied with.

         (c) The legend provided in paragraph (a) hereof may be removed if the Redeemable Preferred Stock has been registered pursuant to an effective registration statement under the Securities Act.

                            VI. Certain Definitions.
                            ------------------------

         As used in this Certificate of Designation, the following terms shall have the following meanings (with terms defined in the singular having comparable meanings when used in the plural and vice versa), unless the context otherwise requires:

         "Acquired Debt" means, with respect to any specified Person:

         (1) Debt of any other Person existing at the time such other Person is merged with or into or became a Restricted Subsidiary of such specified Person, including Debt incurred in connection with, or in contemplation of, such other Person's merging with or into or becoming a Restricted Subsidiary of such specified Person; and

         (2) Debt secured by a Lien encumbering any asset acquired by such specified Person.

         "Additional Dividends" has the meaning ascribed to it in paragraph (c) of Article I hereof.

         "Additional Notes" shall mean up to $125,000,000 in aggregate principal amount of Notes initially issued subsequent to the Closing Date pursuant to
Article II of the Indenture and in compliance with Section 4.03 of the Indenture.

         "Affiliate" of any specified Person means:

         (1) any other Person, directly or indirectly, controlling or controlled by or under direct or indirect common control with such specified Person;

         (2) any other Person that owns, directly or indirectly, 5% or more of such specified Person's Voting Stock; or

         (3) any Person who is a director or officer (a) of such Person, (b) of any Subsidiary of such Person or (c) of any Person described in clause (1) or
(2) above.

         For purposes of this definition, "control" (including, with correlative meanings, the terms "controlling," "controlled by" and "under common control with"), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise.

         "Affiliate Transaction" has the meaning ascribed to it in paragraph
(l)(iii) of Article I hereof.

         "Agent" has the meaning ascribed to it in paragraph (b)(i) of Article II hereof.

         "Applicable Premium" means, with respect to a share of Redeemable Preferred Stock the greater of (i) 1.0% of the liquidation preference of such share and (ii) the excess of (A) the present value at such time of (1) the redemption price of such share at the First Call Date (such redemption price being set forth in the table located in paragraph (e) of Article I hereof) plus (2) all Regular Dividends which would have accrued pursuant to the terms of the Redeemable Preferred Stock through the First Call Date, each computed using a discount rate equal to the Treasury Rate plus 50 basis points, over (B) the liquidation preference of such share, if greater.

         "Articles of Incorporation" has the meaning ascribed to it in the preamble to this Certificate of Designation.

         "Average Life" means, as of the date of determination, with respect to any Debt or Preferred Stock, the quotient obtained by dividing (i) the sum of the product of the numbers of years (rounded upwards to the nearest month) from the date of determination to the dates of each successive scheduled principal payment of such Debt or redemption or similar payment with respect to Preferred Stock multiplied by the amount of such payment by (ii) the sum of all such payments.

         "Bankruptcy Law" means, Title 11, United States Code, or any similar federal or state law for the relief of debtors.

         "Board of Directors" means, with respect to any Person, the Board of Directors of such Person, or (except if used in the definition of "Change of Control") any authorized committee of the Board of Directors of such Person.

         "Borrowing Base" means, as of any date, an amount equal to the sum of:

                  (1) 85% of the aggregate book value of all accounts receivable of the Issuer and its Restricted Subsidiaries; and

                  (2) 60% of the aggregate book value of all inventory owned by the Issuer and its Restricted Subsidiaries, all calculated on a consolidated basis and in accordance with GAAP.

         To the extent that information is not available as to the amount of accounts receivable or inventory as of a specific date, the Issuer shall use the most recent available information for purposes of calculating the Borrowing Base.

         "Bridge Commitment Letter" means the bridge commitment letter dated December 24, 1999 among Investcorp Investment Equity Limited, DB Capital Investors, L.P, Bankers Trust Corporation, UBS AG, Stamford Branch and Goldman Sachs Credit Partners, L.P.

         "Business Day" means any day except a Saturday, a Sunday, or any day on which banking institutions in New York are authorized or required by law to close.

         "Calculation Date" means the date of the transaction giving rise to the need to calculate the Consolidated Coverage Ratio.

         "Capital Lease Obligation" means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be required to be capitalized on a balance sheet in accordance with GAAP.

         "Capital Stock" means:

                  (1) in the case of a corporation, corporate stock;

                  (2) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

                  (3) in the case of an association or other business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of stock.

         "Cash Equivalents" means:

                  (1) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof;

                  (2) certificates of deposit and eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers' acceptances with maturities not exceeding one year and overnight bank deposits, in each case with any commercial bank or trust company having capital and surplus in excess of $300 million;

                  (3) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (1) and (2) above entered into with any financial institution meeting the qualifications specified in clause (2) above;

                  (4) commercial paper having the highest rating obtainable from Moody's Investors Service, Inc. ("Moody's") or Standard & Poor's Ratings Services, a division of the McGraw-Hill Companies, Inc. ("S&P") and in each case maturing within one year after the date of acquisition;

                  (5) readily marketable direct obligations issued by any state of the United States of America or any political subdivision thereof having one of the two highest rating categories obtainable from either Moody's or S&P;

                  (6) Debt with a rating of "A" or higher from S&P or "A2" or higher from Moody's; and

                  (7) investment funds investing at least 95% of their assets in securities of the types described in clauses (1)-(4) above.

         "Certificate of Designation" means this Certificate of Designation creating the Redeemable Preferred Stock.

         "Change of Control" means the occurrence of any of the following events:

                  (1) prior to the first public offering after the Closing Date of Voting Stock of the Issuer, the Initial Control Group ceases to be the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of the total voting power of the Voting Stock of the Issuer, whether as a result of the issuance of securities of the Issuer, any merger, consolidation, liquidation or dissolution of the Issuer, any direct or indirect transfer of securities by the Initial Control Group or otherwise (for purposes of this clause (1) and clause (2) below, the Initial Control Group shall be deemed to beneficially own any Voting Stock of an entity (the "specified entity") held by any other entity (the "parent entity") so long as the Initial Control Group beneficially owns (as so defined), directly or indirectly, in the aggregate a majority of the voting power of the Voting Stock of the parent entity);

                  (2) following the first public offering after the Closing Date of Voting Stock of the Issuer (a) any "person" (as such term is used in Sections 13(d) and 14(d) of the Exchange Act), other than one or more members of the Initial Control Group, is or becomes the beneficial owner (as defined in clause (1) above), directly or indirectly, of more than 40% of the total voting power of the Voting Stock of the Issuer and (b) the Initial Control Group "beneficially owns" (as defined in clause (1) above), directly or indirectly, in the aggregate a lesser percentage of the total voting power of the Voting Stock of the Issuer than such other person and does not have the right or ability by voting power, contract or otherwise to elect or designate for election a majority of the Board of Directors of the Issuer (for purposes of this clause (2), such other person shall be deemed to beneficially own any Voting Stock of a specified entity held by a parent entity, if such other person "beneficially owns" (as defined in clause (1) above), directly or indirectly, in the aggregate more than 40% of the voting power of the Voting Stock of such parent entity and the Initial Control Group "beneficially owns" (as defined in clause (1) above), directly or indirectly, in the aggregate a lesser percentage of the voting power of the Voting Stock of such parent entity and does not have the right or ability by voting power, contract or otherwise to elect or designate for election a majority of the Board of Directors of such parent entity); or

                  (3) at any time after the first public offering of Common Stock of the Issuer, any person other than the Initial Control Group and the then incumbent Board of Directors, (a) (i) nominates one or more individuals for election to the Board of Directors of the Issuer, and (ii) solicits proxies, authorizations or consents in connection therewith and (b) such number of nominees elected to serve on the Board of Directors in such election and all previous elections after the Closing Date represents a majority of the Board of Directors of the Issuer, following such election.

         "Closing Date" means the date on which the first shares of Redeemable Preferred Stock are issued hereunder.

         "Code" means the Internal Revenue Code of 1986, as amended.

         "Commission" shall mean the Securities and Exchange Commission.

         "Commodity Hedging Agreements" means any futures contract or other similar agreement or arrangement designed to protect the Issuer or any Restricted Subsidiary against fluctuations in commodities prices.

         "Common Stock" of any Person means Capital Stock of such Person that does not rank prior, as to the payment of dividends or as to the distribution of assets upon any voluntary or involuntary liquidation, dissolution or winding up of such Person, to shares of Capital Stock of any other class of such Person.

         "Consolidated Cash Flow" means, with respect to any Person for any period, the Consolidated Net Income of such Person for such period:

                  (1) plus without duplication to the extent deducted in computing such Consolidated Net Income:

                           (a) Consolidated Interest Expense and the
                  amortization of debt issuance costs, commissions, fees and expenses of such Person and its Restricted Subsidiaries for such period;

                           (b) provision for taxes based on income or profits
                  (including franchise taxes) of such Person and its Restricted Subsidiaries for such period;

                           (c) depreciation and amortization expense, including
                  amortization of inventory write-up under APB 16, amortization of intangibles (including goodwill and the non-cash costs of Interest Rate Agreements, Commodity Hedging Agreements or Currency Agreements, license agreements and non-competition agreements), amortization of management fees, non-cash amortization of Capital Lease Obligations, and organization costs;

                           (d) expenses and charges related to any equity
                  offering or incurrence of Debt permitted to be incurred by this Certificate of Designation (including any such expenses or charges relating to the Recapitalization);

                           (e) the amount of any restructuring or other type of
                  special charge or reserve;

                           (f) unrealized gains and losses from hedging, foreign
                  currency or commodities translations and transactions;

                           (g) expenses consisting of internal software
                  development costs that are expensed during the period but could have been capitalized in accordance with GAAP;

                           (h) any write-downs, write-offs, and other non-cash
                  charges, items and expenses;

                           (i) the amount of any expense relating to any
                  minority interest of Restricted Subsidiaries; and

                           (j) costs of surety bonds in connection with
                  financing activities, and

                  (2) minus any cash payment for which a reserve or charge of the kind described in clauses (e), (h) or (i) of subclause (1) above was taken previously during such period.

         "Consolidated Coverage Ratio" means with respect to any Person, the ratio of the Consolidated Cash Flow of such Person and its Restricted Subsidiaries for the four full fiscal quarters ending on or prior to the date of the transaction giving rise to the need to calculate the Consolidated Coverage Ratio (the "Calculation Date") for which financial statements are available to the Consolidated Interest Expense of such Person and its Restricted Subsidiaries for such period. In the event that the Issuer or any of its Restricted Subsidiaries incurs, assumes, Guarantees or redeems any Debt (other than working capital borrowings) or issues or redeems Preferred Stock subsequent to the commencement of the period for which the Consolidated Coverage Ratio is being calculated but prior to Calculation Date, then the Consolidated Coverage Ratio shall be calculated giving pro forma effect to such incurrence, assumption, Guarantee or redemption of Debt, or such issuance or redemption of Preferred Stock, as if the same had occurred at the beginning of the applicable four-quarter reference period.

         For purposes of making the computation referred to above, Investments, acquisitions, dispositions, mergers and consolidations that have been made by the Issuer or any of its Restricted Subsidiaries during the four-quarter reference period or subsequent to such reference period and on or prior to the Calculation Date, and discontinued operations determined in accordance with GAAP on or prior to the Calculation Date, shall be given effect on a pro forma basis assuming that all such Investments, acquisitions, dispositions, mergers and consolidations or discontinued operations (and the reduction or increase of any associated Consolidated Interest Expense, and the change in Consolidated Cash Flow, resulting therefrom, including because of Pro Forma Cost Savings) had occurred on the first day of the four-quarter reference period. If since the beginning of such period any Person (that subsequently became a Restricted Subsidiary or was merged with or into the Issuer or any Restricted Subsidiary since the beginning of such period) shall have made any Investment, acquisition, disposition, merger or consolidation or determined a discontinued operation, that would have required adjustment pursuant to this definition, then the Consolidated Coverage Ratio shall be calculated giving pro forma effect thereto for such period as if such Investment, acquisition, disposition, merger or consolidation or discontinued operations had occurred at the beginning of the applicable four-quarter period.

         For purposes of this definition, whenever pro forma effect is to be given to a transaction, the pro forma calculations shall be made in good faith by a financial or accounting officer of the Issuer. If any Debt to which pro forma effect is given bears interest at a floating rate, the interest expense on such Debt shall be calculated as if the rate in effect on the Calculation Date had been the applicable interest rate for the entire period (taking into account any Interest Rate Agreement in effect on the Calculation Date). Interest on a Capital Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by a responsible financial or accounting officer of the Issuer to be the rate of interest implicit in such Capital Lease Obligation in accordance with GAAP. Interest on Debt that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rate, shall be deemed to have been based upon the rate actually chosen, or, if none, then based upon such optional rate chosen as the Issuer may designate.

         "Consolidated Interest Expense" means, with respect to any Person for any period, the sum, without duplication, of:

                  (1) the consolidated net interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued (including amortization of original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers' acceptance financings or any Qualified Receivables Transaction, and net payments (if any) pursuant to Hedging Obligations relating to Interest Rate Agreements or Currency Agreements with respect to Debt, excluding, however (a) amortization of debt issuance costs, commissions, fees and expenses and (b) customary commitment, administrative and transaction fees and charges);

                  (2) dividends paid in respect of any Disqualified Stock of the Issuer (or solely for purposes of paragraph (f)(ii)(A) of Article I, dividends paid in respect of any Preferred Stock of the Issuer, other than Junior Equity Interests) or any Restricted Subsidiary, or cash dividends paid in respect of any Preferred Stock of a Restricted Subsidiary of the Issuer held by Persons other than the Issuer or a Subsidiary; and

                  (3) commissions, discounts and other fees and charges incurred in connection with a Qualified Receivables Transaction of the Issuer or any Restricted Subsidiary,

in each case, on a consolidated basis and in accordance with GAAP.

         "Consolidated Net Income" means, with respect to any Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided that:

                  (1) the Net Income of any Person that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting shall be included only to the extent of the amount of dividends or distributions paid in cash to the referent Person or a Restricted Subsidiary of such Person and the net losses of any such Person shall only be included to the extent funded with cash or property from the Issuer or any Restricted Subsidiary;

                  (2) the Net Income of any Restricted Subsidiary shall be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that Net Income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, prohibited by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders unless such restriction with respect to the payment of dividends has been permanently waived;

                  (3) except for purposes of calculating the Consolidated Coverage Ratio, the Net Income of any Person acquired in a pooling of interests transaction for any period prior to the date of such acquisition shall be excluded;

                  (4) the cumulative effect of a change in accounting principles shall be excluded (effected either through cumulative effect adjustment or a retroactive application, in each case, in accordance with GAAP);

                  (5) to the extent deducted in determining Net Income, the fees, expenses and other costs incurred in connection with the Recapitalization, including payments to management contemplated by the Recapitalization Agreement, or in connection with the Issuer's transition to new ownership, in each case, to the extent that such fee, expense, cost or payment was disclosed in the Offering Memorandum, shall be excluded; and

                  (6) with respect to periods prior to the Closing Date, Consolidated Net Income shall include (without duplication) all adjustments relating to reductions in costs related to employee terminations, elimination of certain unprofitable businesses, excess rebates related to the JDS program, closing the Mexico manufacturing facility, excess labor costs associated with the recognition segment and other items in each case of the type reflected in the calculation of Adjusted EBITDA set forth in the Offering Memorandum in footnote 5 to "Summary Consolidated Historical and Unaudited Pro Forma Financial Data". To the extent that all employee terminations referred to above have not been completed before the Closing Date, such costs shall be added back to Consolidated Net Income in periods after the Closing Date; provided, however, that if Consolidated Net Income is being calculated after September 30, 2000, the expected cost savings of such employee terminations with respect to employees that have not been terminated prior to the date of such calculation shall not be added back to Consolidated Net Income.

         "Coverage Ratio Exception" has the meaning ascribed to it in paragraph
(l)(i) of Article I.

         "Credit Facilities" means, with respect to the Issuer and its Restricted Subsidiaries, one or more unsubordinated debt facilities (including the New Credit Facility) or commercial paper facilities with banks, insurance companies or other institutional lenders providing for unsubordinated revolving credit loans, unsubordinated term loans, unsubordinated notes, factoring or other receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from or issue securities to such lenders against such receivables) or unsubordinated letters of credit or other unsubordinated credit facilities, in each case, as amended, restated, modified, renewed, refunded, replaced or refinanced in whole or in part from time to time.

         "Currency Agreement" means any foreign exchange contract, currency swap agreement or other similar agreement or arrangement to which the Issuer or any Restricted Subsidiary is a party or of which it is a beneficiary.

         "Debt" means, with respect to any Person (without duplication):

                  (1) any indebtedness of such Person, whether or not contingent, in respect of borrowed money or evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof) or banker's acceptances or representing Capital Lease Obligations or the balance deferred and unpaid of the purchase price of any property, which purchase price is due more than six months after the date of placing such property in final service or taking final delivery thereof, or representing any Hedging Obligations, except any such balance that constitutes an accrued expense or trade payable, if and to the extent any of the foregoing indebtedness (other than letters of credit and Hedging

         Obligations) would appear as a liability upon a balance sheet of such Person prepared in accordance with GAAP;

                  (2) all indebtedness under clause (1) of other Persons secured by a Lien on any asset of such Person (whether or not such indebtedness is assumed by such Person) provided that the amount of indebtedness of such Person shall be the lesser of:

                           (a) the fair market value of such asset at such date
                  of determination; and

                           (b) the amount of such indebtedness of such other
                  Persons, and

                  (3) to the extent not otherwise included, the Guarantee by such Person of any Debt under clause (1) of any other Person;

         provided, however, that Debt shall not include:

                           (a) obligations and liabilities in respect of
                  synthetic lease facilities that are accounted for as operating leases in accordance with GAAP (including Guarantees of loans then outstanding by the lenders under any such facility to the lessor thereunder);

                           (b) obligations of the Issuer or any of its
                  Restricted Subsidiaries arising from agreements of the Issuer or a Restricted Subsidiary providing for indemnification, adjustment of purchase price or similar obligations, in each case, incurred or assumed in connection with the disposition of any business, assets or a Subsidiary, other than guarantees of Debt incurred by any Person acquiring all or any portion of such business, assets or a Subsidiary for the purpose of financing such acquisition; provided, however, that:

                                    (i) such obligations are not reflected on
                           the balance sheet of the Issuer or any Restricted Subsidiary (contingent obligations referred to in a footnote to financial statements and not otherwise reflected on the balance sheet will not be deemed to be reflected on such balance sheet for purposes of this clause (i)); and

                                    (ii) the maximum assumable liability in
                           respect of all such obligations shall at no time exceed the gross proceeds including noncash proceeds (the fair market value of such noncash proceeds being measured at the time received and without giving effect to any subsequent changes in value) actually received by the Issuer and its Restricted Subsidiaries in connection with such disposition,

                           (c) (i) obligations under (or constituting
                  reimbursement obligations with respect to) letters of credit, performance bonds, surety bonds, appeal bonds, completion guarantees or similar instruments issued in connection with the ordinary course of a Permitted Business, including letters of credit in respect of workers' compensation claims, security or lease deposits and self-insurance; provided, however, that upon the drawing of such letters of credit or other instrument, such obligations are reimbursed within 30 days following such drawing, and (ii) obligations arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business; provided, however, that such obligations are extinguished within three Business Days of incurrence;

                           (d) purchase price holdbacks in connection with
                  purchasing assets in the ordinary course of business of the Issuer and its Restricted Subsidiaries; or

                           (e) leases of precious metals used in the ordinary
                  course of business of the Issuer and its Restricted Subsidiaries, whether or not accounted for as operating leases under GAAP; or

                           (f) customer deposits in the ordinary course of
                  business.

         Except as otherwise expressly provided in this definition, the amount of any Debt outstanding as of any date shall be:

                  (i) the accreted value thereof, in the case of any Debt issued at a discount to par value; and

                  (ii) the principal amount thereof in the case of any other
         Debt.

         "Disqualified Stock" means any class or series of Capital Stock of any Person that by its terms or otherwise is:

                  (1) required to be redeemed or is redeemable at the option of the holder of such class or series of Capital Stock at any time on or prior to the date on which the Redeemable Preferred Stock is subject to mandatory redemption as described in this Certificate of Designation; or

                  (2) convertible into or exchangeable at the option of the holder thereof for Capital Stock referred to in clause (1) above or Debt having a scheduled maturity on or prior to the date on which the Redeemable Preferred Stock is subject to mandatory redemption as described in this Certificate of Designation;

         Notwithstanding the preceding sentence, (A) if such Capital Stock is issued to any plan for the benefit of employees or by any such plan to such employees, in each case in the ordinary course of business of the Issuer or its Subsidiaries, such Capital Stock shall not constitute Disqualified Stock solely because it may be required to be repurchased by the Issuer in order to satisfy applicable statutory or regulatory obligations, (B) any Capital Stock that would constitute Disqualified Stock solely because the Holders of the Capital Stock have the right to require the Issuer to repurchase such Capital Stock upon the occurrence of a Change of Control or an "Asset Sale" will not constitute Disqualified Stock if the terms of such Capital Stock provide that the Issuer may not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption complies with Section (l)(ii) of Article I and (C) the Redeemable Preferred Stock shall not constitute Disqualified Stock under this Certificate of Designation.

         For purposes hereof, the amount of any Disqualified Stock shall be equal to the greater of its liquidation preference and its maximum fixed repurchase price, but excluding accrued dividends, if any. The "maximum fixed repurchase price" of any Disqualified Stock which does not have a fixed repurchase price shall be calculated in accordance with the terms of such Disqualified Stock as if such Disqualified Stock were purchased on any date as of which the

Consolidated Coverage Ratio shall be required to be determined pursuant to this Certificate of Designation, and if such price is based upon, or measured by, the fair market value of such Disqualified Stock, such fair market value shall be determined reasonably and in good faith by the Board of Directors of the issuer of such Disqualified Stock..

         "Dividend Period" means the Initial Dividend Period and, thereafter, each quarterly dividend period.

         "Equity Interests" means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

         "Exchange Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

         "Existing Debt" means Debt of the Issuer and its Restricted Subsidiaries (other than Debt under the New Credit Facility) in existence on the Closing Date, until such amounts are repaid.

         "First Call Date" has the meaning ascribed to it in paragraph (e)(iii) of Article I hereof.

         "Foreign Subsidiary" means any Subsidiary of the Issuer formed under the laws of any jurisdiction other than the United States or any political subdivision thereof substantially all of the assets of which are located outside the United States or that conducts substantially all of its business outside of the United States.

         "GAAP" means generally accepted accounting principles in the United States of America as in effect from time to time, including those set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession. All ratios and computations based on GAAP contained in this Certificate of Designation shall be computed in conformity with GAAP as in effect as of the Closing Date.

         "Government Notes" means direct obligations (or certificates representing an ownership interest in such obligations) of, the United States of America (including any agency or instrumentality thereof) for the payment of which the full faith and credit of the United States of America is pledged.

         "Guarantee" means a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner (including letters of credit and reimbursement agreements in respect thereof), of all or any part of any Debt.

         "Hedging Obligations" means, with respect to any Person, the obligations of such Person under Interest Rate Agreements, Currency Agreements or Commodity Hedging Agreements.

         "Holder" means a holder of shares of Redeemable Preferred Stock, as the context requires, as reflected in the stock books of the Issuer.

         "Incur" has the meaning ascribed to it in paragraph (l)(i) of Article I hereof.

         "Indenture" means (i) the Indenture dated as of May 10, 2000, by, and among the Issuer and The Bank of New York, as Trustee or (ii) any loan agreement or indenture evidencing bridge loans made or bridge notes issued pursuant to the Bridge Commitment Letter.

         "Initial Control Group" means Investcorp S.A., D.B. Capital Investors, L.P., their respective Affiliates, any Person acting in the capacity of an underwriter or initial purchaser in connection with a public or private offering of the Issuer's Capital Stock, or any Permitted Transferee of any of the foregoing Persons.

         "Initial Dividend Period" means in respect of any share of Redeemable Preferred Stock, the dividend period commencing on the Issue Date and ending on the first Regular Dividend Payment Date to occur thereafter.

         "Interest Rate Agreement" means any interest rate swap agreement, interest rate cap agreement, repurchase agreement, futures contract or other financial agreement or arrangement designed to protect the Issuer or any Restricted Subsidiary against fluctuations in interest rates.

         "Investments" means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the forms of direct or indirect loans (but excluding Guarantees of Debt not otherwise prohibited to be incurred under this Certificate of Designation (to the extent that such Guarantees of Debt do not then require cash payments by the Issuer and in the event that cash payments are then required, such payments shall constitute an Investment only 90 days subsequent to such payment)), advances or capital contributions (excluding commission, travel, payroll, entertainment, relocation and similar advances to officers and employees and profit sharing plan contributions made in the ordinary course of business), and purchases or other acquisitions for consideration of Debt, Equity Interests or other securities. If the Issuer or any Restricted Subsidiary of the Issuer sells or otherwise disposes of any Equity Interests of any direct or indirect Subsidiary of the Issuer such that, after giving effect to any such sale or disposition, such Person is no longer a Subsidiary of the Issuer, the Issuer shall be deemed to have made an Investment on the date of any such sale or disposition equal to the fair market value of the Equity Interests of such Subsidiary not sold or disposed of in an amount determined as provided in the second to last paragraph of (l)(ii) of Article I hereof.

         "Issue Date" means, in respect of any shares of Redeemable Preferred Stock, the date on which such shares of Redeemable Preferred Stock are issued.

         "Issuer" means Jostens, Inc.

         "Joint Venture Subsidiary" means any Restricted Subsidiary that is a joint venture between or among (i) the Company or any Restricted Subsidiary of the Company, and (ii) one or more other Persons.

         "Junior Equity Interests" means Junior Stock or warrants, options or other rights to acquire Junior Stock (but excluding any debt security that is convertible into, or exchangeable for, Junior Stock).

         "Junior Stock" has the meaning ascribed to it in paragraph (b) of
Article I.

         "Lien" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law (including any conditional sale or other title retention agreement or any lease in the nature thereof); provided that in no event shall an operating lease be deemed to constitute a Lien.

         "MBCA" means the Minnesota Business Corporation Act, as amended.

         "Net Income" means, with respect to any Person and any period, the net income (or loss) of such Person (but not any Subsidiaries) for such period, determined in accordance with GAAP and before any reduction in respect of Preferred Stock dividends of such Person (but not any Subsidiaries) excluding, however:

         (1) any extraordinary or non-recurring gains or losses or charges (including non-cash charges resulting from any write-up, write-down or write-off of amounts in connection with the Recapitalization) and gains or losses or charges from the sale of assets outside the ordinary course of business, together with any related provision for taxes on such gain or loss or charges; and

         (2) deferred financing costs written off in connection with the early extinguishment of Debt; provided, however, that Net Income shall be deemed to include any increases during such period to shareholder's equity of such Person attributable to tax benefits from net operating losses and the exercise of stock options that are not otherwise included in Net Income for such period.

         "New Credit Facility" means the Credit Agreement expected to be dated as of May 10, 2000 among the Issuer, the Subsidiaries of the Issuer party thereto and the financial institutions named therein, and any related notes, collateral documents, letters of credit and Guarantees, including any appendices, exhibits or schedules to any of the foregoing (as the same may be in effect from time to time), in each case, as such agreements may be amended, modified, supplemented or restated from time to time, or refunded, refinanced, restructured, replaced, renewed, repaid or extended from time to time (whether with the original agents and lenders or other agents or lenders or otherwise, and whether provided under the original credit agreement or other credit agreements or otherwise).

         "Note Guarantee" means the unconditional Guarantee by certain Subsidiaries of the Issuer's Obligations under the Notes.

         "Notes" means (i) the $225,000,000 aggregate principal amount of Senior Subordinated Notes due 2010 to be issued by the Issuer pursuant to the Indenture on the Closing Date together with any Additional Notes that may be issued at any time after the Closing Date or (ii) if no such Senior Subordinated Notes are issued on the Closing Date, $225,000,000 aggregate principal amount of bridge loans made or bridge notes issued in lieu of the issuance of such Senior Subordinated Notes pursuant to the Bridge Commitment Letter.

         "Obligations" means any principal, interest, penalties, fees, indemnifications, reimbursements, damages, Guarantees and other liabilities payable under the documentation governing any Debt, in each case, whether now or hereafter existing, renewed or restructured, whether or not from time to time decreased or extinguished and later increased, created or incurred, whether or not arising on or after the commencement of a proceeding under Title 11, U.S. Code or any similar federal or state law for the relief of debtors (including post-petition interest) and whether or not allowed or allowable as a claim in any such proceeding.

         "Offering Memorandum" means the final offering memorandum dated May 5, 2000 in respect of the Notes.

         "Offer Period" has the meaning ascribed to it in paragraph (h)(iii) of
Article I hereof.

         "Officers" means any of the following: Chairman, President, Chief Executive Officer, Treasurer, Chief Financial Officer, Executive Vice President, Senior Vice President, Vice President, Assistant Vice President, Secretary, Assistant Secretary or any other officer reasonably acceptable to the Trustee

         "Officers' Certificate" means a certificate signed by two Officers.

         "Opinion of Counsel" means a written opinion from legal counsel who is reasonably acceptable to the Agent. The counsel may be an employee of or counsel to the Issuer or the Agent.

         "Parity Stock" has the meaning ascribed to it in paragraph (b) of
Article I hereof.

         "Permitted Businesses" means the businesses conducted by the Issuer and its Subsidiaries as of the date of this Certificate of Designation and any other business reasonably related, complementary or incidental to any of those businesses including the provision of goods or services related to educational institutions.

         "Permitted Debt" has the meaning ascribed to it in paragraph (l)(i) of
Article I.

         "Permitted Investments" means:

                  (1) any Investment in the Issuer or in a Restricted Subsidiary (including in any Equity Interests of a Restricted Subsidiary), other than an Investment in a Joint Venture Subsidiary that has then outstanding any Permitted Joint Venture Subsidiary Preferred Stock;

                  (2) any Investment in (a) cash, Cash Equivalents or Investment Grade Securities or (b) to the extent determined by the Issuer in good faith to be necessary for local currency working capital requirements of a Foreign Subsidiary, other cash equivalents, provided in the case of clause (b), the Investment is made by the Foreign Subsidiary having such operations;

                  (3) any Investment by the Issuer or any Restricted Subsidiary of the Issuer in a Person, other than a Joint Venture Subsidiary that has then outstanding or is issuing any Permitted Joint Venture Subsidiary Preferred Stock, if as a result of such Investment (A) such Person becomes a Restricted Subsidiary or (B) such Person, in one transaction or a series of substantially concurrent related transactions, is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Issuer or a Restricted Subsidiary;

                  (4) any securities received or other Investments made as a result of the receipt of non-cash consideration from a disposition of assets under an Asset Sale (as such term is defined in the Offering Memorandum) made pursuant to and in compliance with the Indenture, or in connection with any other disposition of assets;

                  (5) any acquisition of assets solely in exchange for the issuance of Equity Interests (other than Disqualified Stock) of the Issuer;

                  (6) any Investments relating to a Receivables Subsidiary;

                  (7) loans or advances to employees (or guarantees of third-party loans to employees) in the ordinary course of business or pursuant to a stock loan program;

                  (8) stock, obligations or securities received in satisfaction of judgments, foreclosure of liens or settlement of debts (whether pursuant to a plan of reorganization or similar arrangement);

                  (9) receivables owing to the Issuer or any Restricted Subsidiary, if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms (including such concessionary terms as the Issuer or such Restricted Subsidiary deems reasonable);

                  (10) any Investment existing on the Closing Date or made pursuant to legally binding written commitments in existence on the Closing Date which Investment is disclosed in the Offering Memorandum;

                  (11) Investments in Interest Rate Agreements, Currency Agreements and Commodity Hedging Agreements not otherwise prohibited under this Certificate of Designation;

                  (12) any Investment in a Permitted Business having an aggregate fair market value, taken together with all other Investments made pursuant to this clause (12) that are at that time outstanding, not to exceed 12.5% of Total Assets at the time of such Investment (with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value); and

                  (13) additional Investments having an aggregate fair market value, taken together with all other Investments made pursuant to this clause (13) that are at that time outstanding, not to exceed 2.5% of Total Assets at the time of such Investment (with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value).

         "Permitted Joint Venture Subsidiary Preferred Stock" means any Preferred Stock of a Joint Venture Subsidiary issued upon formation of such Joint Venture Subsidiary to a joint venture partner (other than a financial institution or other Person in the business of investing in or underwriting securities).

         "Permitted Refinancing Debt" means any Debt of the Issuer or any of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund other Debt of the Issuer or any of its Restricted Subsidiaries incurred in compliance with this Certificate of Designation; provided that:

         (1) the principal amount (or accreted value, if applicable) of such Permitted Refinancing Debt does not exceed the principal amount of (or accreted value, if applicable), plus accrued interest on, the Debt so extended, refinanced, renewed, replaced, defeased or refunded (plus the amount of reasonable premium and fees and expenses incurred in connection therewith);

         (2) in the case of term Debt, principal payments required under such Permitted Refinancing Debt have a Stated Maturity no earlier than the earlier of
(A) the Stated Maturity of those under the Debt being refinanced and (B) the maturity date of the Notes, and such Permitted Refinancing Debt has a Weighted Average Life to Maturity equal to or greater than the lesser of the Weighted Average Life to Maturity of the Debt being extended, refinanced, renewed, replaced, defeased or refunded and the Weighted Average Life to Maturity of the Notes; and

         (3) such Debt is incurred either by the Restricted Subsidiary who is the obligor on the Debt being extended, refinanced, renewed, replaced, defeased or refunded or by the Issuer.

         The Issuer may incur Permitted Refinancing Debt not more than six months prior to the application of the proceeds thereof to repay the Debt to be refinanced; provided that upon the incurrence of such Permitted Refinancing Debt, the Issuer shall provide written notice thereof to the Trustee, specifically identifying the Debt to be refinanced with Permitted Refinancing Debt.

         "Permitted Subsidiary Preferred Stock" means, any Preferred Stock of a Restricted Subsidiary outstanding at the time such Person becomes a Restricted Subsidiary and not issued in anticipation thereof.

         "Permitted Transferee" means, with respect to any Person:

         (1) any other Person, directly or indirectly, controlling or controlled by or under direct or indirect common control with such specified Person; and

         (2) any investment fund or investment entity that is a subsidiary of such Person or a Permitted Transferee of such Person.

         "Person" means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

         "Preferred Stock" means, with respect to any Person, any Capital Stock of such Person (however designated) that is preferred as to the payment of dividends or distributions, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such Person, over shares of Capital Stock of any other class of such Person. With respect to the Issuer, "Preferred Stock" includes the Redeemable Preferred Stock.

         "Pro Forma Cost Savings" means, with respect to any period ended on any Calculation Date, the reductions in costs with respect to the applicable four-quarter reference period that (1) are directly attributable to any Investments, acquisitions, dispositions, mergers, consolidations or discontinued operations and calculated on a basis that is consistent with Article 11 of Regulation S-X under the Securities Act as in effect on the Closing Date or (2) have begun to be implemented prior to the Calculation Date by, or have been identified and approved in good faith by the Board of Directors of, the Issuer, any Restricted Subsidiary or the business that was the subject of any such Investments, acquisitions, dispositions, mergers, consolidations or discontinued operations pursuant to a formalized plan, in the case of each of clause (1) and
(2), based on a supportable, good faith estimate of the Chief Financial Officer or other senior financial officer of the Issuer and determined on a pro forma basis as if all such reductions in costs had been effected as of the beginning of such period, decreased by any incremental expenses (other than capitalized expenses) incurred or to be incurred during the four-quarter reference period in order to achieve such reduction in costs.

         "Qualified Receivables Transaction" means any transaction or series of transactions that may be entered into by the Issuer, any Restricted Subsidiary or any Receivables Subsidiary pursuant to which the Issuer, any Restricted Subsidiary or any Receivables Subsidiary may sell, convey or otherwise transfer to, or grant a security interest in for the benefit of, (a) a Receivables Subsidiary (in the case of a transfer or encumbrancing by the Issuer or a Restricted Subsidiary) and (b) any other Person, accounts and other receivables (whether now existing or arising in the future) of the Issuer or a Restricted Subsidiary which arose in the ordinary course of business of the Issuer or a Restricted Subsidiary, and any assets related thereto, including all collateral securing such receivables, all contracts and all guarantees or other obligations in respect of such receivables, proceeds of such receivables and other assets which are customarily transferred or in respect of which security interests are customarily granted in connection with asset securitization or factoring transactions involving receivables.

         "Recapitalization" means the recapitalization of the Issuer pursuant to which Saturn Acquisition Corporation was merged with and into the Issuer and the financing transactions related thereto.

         "Recapitalization Agreement" means the Agreement and Plan of Merger dated as of December 27, 1999 by and between the Issuer and Saturn Acquisition Corporation, as amended through the Closing Date.

         "Receivables Subsidiary" means a Wholly Owned Subsidiary of the Issuer which engages in no activities other than in connection with the financing of receivables and related assets which is designated by the Board of Directors of the Issuer as a Receivables Subsidiary (a) no portion of any Debt or any other obligations (contingent or otherwise) of which, directly or indirectly, contingently or otherwise, (1) is guaranteed by the Issuer or a Restricted Subsidiary of the Issuer (excluding Standard Securitization Undertakings), (2) is recourse to or obligates the Issuer or a Restricted Subsidiary of the Issuer in any way other than pursuant to Standard Securitization Undertakings, or (3) subjects any asset of the Issuer or a Restricted Subsidiary of the Issuer to the satisfaction thereof, other than Standard Securitization Undertakings, (b) with which neither the Issuer nor a Restricted Subsidiary of the Issuer has any material contract, agreement, arrangement or understanding other than those customarily entered into in connection with the Qualified Receivables Transactions, and (c) with which neither the Issuer nor a Restricted Subsidiary of the Issuer has any obligation, directly or indirectly, contingently or otherwise, to maintain or preserve such Subsidiary's financial condition or cause such Subsidiary to achieve certain levels of operating results.

         "Redeemable Preferred Change of Control Offer" has the meaning ascribed to it in paragraph (h)(i) of Article I.

         "Redeemable Preferred Change of Control Payment" has the meaning ascribed to it in paragraph (h)(i) of Article I.

         "Redeemable Preferred Change of Control Payment Date" has the meaning ascribed to it in paragraph (h)(iii)(2) of Article I.

         "Redeemable Preferred Stock" has the meaning ascribed to it in paragraph (a) of Article I.

         "Redeemable Preferred Triggering Event" has the meaning ascribed to it in paragraph (f)(iii) of Article I.

         "Redeemable Redemption Date" has the meaning ascribed to it in paragraph (e)(v)(A)(4) of Article I.

         "Redeemable Redemption Notice" has the meaning ascribed to it in paragraph (e)(v) of Article I.

         "Registration Rights Agreement" means the Preferred Stock Registration Rights Agreement dated as of the Closing Date between the Issuer and DB Capital Investors, L.P.

         "Regular Dividend Payment Date" means February 1, May 1, August 1 and November 1 of each year, commencing August 1, 2000.

         "Regular Dividend Record Date" means January 15, April 15, July 15 and October 15 of each year.

         "Regular Dividends" has the meaning ascribed to it in paragraph (c)(i) of Article I.

         "Resolution" has the meaning ascribed to it in the preamble to this Certificate of Designation.

         "Restricted Investment" means an Investment other than a Permitted Investment.

         "Restricted Payment" has the meaning ascribed to it in paragraph
(l)(ii) of Article I.

         "Restricted Payments Basket" has the meaning ascribed to it in paragraph (l)(ii) of Article I hereof.

         "Restricted Subsidiary" of a person means any Subsidiary of the referent Person that is not an Unrestricted Subsidiary.

         "Revocation" has the meaning ascribed to it in paragraph (m) of Article I hereof.

         "Securities Act" means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

         "Senior Officer" means the Chief Executive Officer or the Chief Financial Officer of the Issuer.

         "Senior Stock" has the meaning ascribed to it in paragraph (b) of
Article I hereof.

         "Special Dividends" has the meaning ascribed to it in paragraph (c)(vi) of Article I hereof.

         "Specified Affiliate Payments" means:

         (1) the direct or indirect repurchase, redemption or other acquisition or retirement for value of any Equity Interests of the Issuer or any Restricted Subsidiary of the Issuer, held by any future, present or former employee, director, officer or consultant of the Issuer (or any of its Restricted Subsidiaries) pursuant to any management equity subscription agreement, stock option agreement or plan, stock ownership plan, put agreement, stockholder agreement or similar agreement that may be in effect from time to time; provided that the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests shall not exceed $5.0 million in any calendar year (with unused amounts in any calendar year being carried over to succeeding calendar years subject to a maximum amount of repurchases, redemptions or other acquisitions or retirements pursuant to this clause (1) (without giving effect to the immediately following proviso) of $10.0 million in any calendar year) and no Redeemable Preferred Triggering Event resulting from a payment default shall have occurred and been continuing; provided further that such amount in any calendar year may be increased by an amount not to exceed:

                  (a) the cash proceeds received by the Issuer (including by way of capital contribution) since the Closing Date from the sale of Junior Equity Interests of the Issuer to employees, directors, officers or consultants of, the Issuer or its Subsidiaries that occurs in such calendar year (it being understood that such cash proceeds shall be excluded from clause (c)(ii) of the first paragraph under Article I, paragraph (l)(ii) hereof; plus

                  (b) the cash proceeds from key man life insurance policies received by the Issuer and its Restricted Subsidiaries in such calendar year (including proceeds from the sale of such policies to the person insured thereby); provided further that cancellation of Debt owing to the Issuer from employees, directors, officers or consultants of the Issuer or any of its Subsidiaries in connection with a repurchase of Junior Equity Interests of the

         Issuer will not be deemed to constitute a Restricted Payment for purposes of this Certificate of Designation;

         (2) repurchases of Equity Interests deemed to occur upon exercise of stock options or warrants as a result of the payment of all or a portion of the exercise price of such options or warrants with Equity Interests; and

         (3) payments by the Issuer to shareholders or members of management of the Issuer and its Subsidiaries in connection with the Recapitalization that are reflected as adjustments to the pro forma financial statements included in the Offering Memorandum.

         "Standard Securitization Undertakings" means representations, warranties, covenants and indemnities entered into by the Issuer or a Restricted Subsidiary which are reasonably customary in a receivables securitization transaction.

         "Stated Maturity" means, (i) with respect to any class or series of Debt (including any Debt security), any installment of interest on or principal of, or any other amount payable in respect of, any such class or series of Debt, the date on which such interest, principal or other amount is scheduled to be paid in the documentation governing such Debt, and shall not include any contingent obligations to repay, redeem or repurchase any such interest, principal or other amount prior to the date scheduled for the payment thereof, and (ii) with respect to any other security, the date specified in such security when the principal amount, liquidation amount or other similar amount thereof is due and payable in accordance with the terms of such security, including, pursuant to any mandatory redemption provision.

         "Subsidiary" means, with respect to any Person:

         (1) any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

         (2) any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are such Person or one or more Subsidiaries of such Person (or any combination thereof). Unless otherwise specified, "Subsidiary" refers to a Subsidiary of the Issuer.

         "Total Assets" means, at any time, the total consolidated assets of the Issuer and its Restricted Subsidiaries at such time, determined in accordance with GAAP. For the purposes of clause (4) of the second paragraph of (l)(i) of
Article I of this Certificate of Designation, Total Assets shall be determined giving pro forma effect to the lease, acquisition, construction or improvement of the assets being leased, acquired, constructed or improved with the proceeds of the relevant Debt.

         "Transfer Agent" means any transfer agent with respect to the Redeemable Preferred Stock appointed by the Issuer, after the Closing Date at its option.

         "Transfer Restricted Securities" has the meaning ascribed to it in
Article III hereof.

         "Treasury Rate" means the yield to maturity at the time of computation of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H. 15(519) which has become publicly available at least two Business Days prior to the redemption date (or, if such Statistical Release is no longer published, any publicly available source or similar market data)) most nearly equal to the period from the redemption date to the First Call Date, provided, however, that if the period from the redemption date to the First Call Date is not equal to the constant maturity of a United States Treasury security for which a weekly average yield is given, the Treasury Rate shall be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of United States Treasury securities for which such yields are given, except that if the period from the redemption date to the First Call Date is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year shall be used.

         "Unrestricted Subsidiary" means:

         (1) any Subsidiary of the Issuer that is designated an Unrestricted Subsidiary by the Board of Directors of the Issuer in the manner provided in paragraph (m) of Article I hereof, and

         (2) any Subsidiary of an Unrestricted Subsidiary;

but only to the extent permissible under this Certificate of Designation, as described above under paragraph (m) of Article I hereof.

         "Voting Stock" of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

         "Weighted Average Life to Maturity" means, when applied to any Debt at any date, the number of years obtained by dividing:

         (1) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment, by

         (2)      the then outstanding principal amount of such Debt.

         "Wholly Owned Restricted Subsidiary" of any Person means a Restricted Subsidiary of such Person all of the outstanding Capital Stock or other ownership interests of which (other than directors' qualifying shares) shall at the time be owned by such Person or by one or more Wholly Owned Restricted Subsidiaries of such Person.

         "Wholly Owned Subsidiary" of any Person means a Subsidiary of such Person all of the outstanding Capital Stock or other ownership interests of which (other than directors' qualifying shares) shall at the time be owned by such Person or by one or more Wholly Owned Subsidiaries of such Person.

     IN WITNESS WHEREOF, the Issuer has caused this Certificate of Designation to be signed by its Treasurer, this 10th day of May, 2000.

                                        JOSTENS, INC., a Minnesota Corporation



                                        By   /s/ Lee U. McGrath
                                          -------------------------------------
                                          Name:  Lee U. McGrath
                                          Title: Vice President and Treasurer